UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Southwest Airlines Co.

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SOUTHWEST AIRLINES CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 15, 2013

To the Shareholders:

The Annual Meeting of the Shareholders of Southwest Airlines Co. will be held at the Omni Dallas Hotel located at 555 S. Lamar St., Dallas, Texas on Wednesday, May 15, 2013, at 10:00 a.m., Central Daylight Time, for the following purposes:

(1)	to elect ten Directors;

(2)	to conduct an advisory (nonbinding) vote to approve named executive officer compensation;

(3)	to approve the Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan;

(4)	to ratify the selection of Ernst & Young LLP as Southwest’s independent auditors for the fiscal year ending December 31, 2013; and

(5)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

March 19, 2013, is the date of record for determining Shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

The Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to http://southwest.investorroom.com/.

To attend the meeting in person, you will need to bring (i) a valid government-issued photo identification, such as a driver’s license or passport; and (ii) either an Admission Ticket or proof of ownership of Southwest Airlines Co. common stock as of March 19, 2013 (such as an account statement from your broker showing your stock ownership as of March 19, 2013). If you have received a paper copy of your proxy materials, an Admission Ticket is included with your proxy materials. If you have received your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. If you are a proxy holder for a Shareholder of Southwest who owned shares of Southwest’s common stock as of March 19, 2013, you must also bring to the meeting the executed proxy naming you as the proxy holder, signed by the Shareholder who owned shares of Southwest’s common stock as of March 19, 2013.

Your vote is important. Please sign and return the enclosed proxy or voting instruction card in the enclosed envelope to enable your shares to be represented at the meeting. You may also vote via telephone or the Internet as described in the enclosed proxy or voting instruction card.

By Order of the Board of Directors,

Mark R. Shaw
Corporate Secretary

April 5, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2013

Southwest’s Proxy Statement for the 2013 Annual Meeting of Shareholders and Annual Report to Shareholders for the fiscal year ended December 31, 2012, are available at

http://southwest.investorroom.com/

Southwest Airlines Co.

P.O. Box 36611

Dallas, Texas 75235

(214) 792-4000

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be Held May 15, 2013

GENERAL INFORMATION

This proxy statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) for use at the Annual Meeting of Shareholders of the Company to be held on May 15, 2013, at 10:00 a.m., Central Daylight Time, at the Omni Dallas Hotel located at 555 S. Lamar St., Dallas, Texas, or at such other time and place to which the meeting may be adjourned. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to Shareholders is April 5, 2013.

Annual Meeting Admission

To attend the meeting in person, you will need to bring (i) a valid government-issued photo identification, such as a driver’s license or passport; and (ii) either an Admission Ticket or proof of ownership of Southwest Airlines Co. common stock as of March 19, 2013 (such as an account statement from your broker showing your stock ownership as of March 19, 2013). If you have received a paper copy of your proxy materials, an Admission Ticket is included with your proxy materials. If you have received your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. If you are a proxy holder for a Shareholder of Southwest who owned shares of Southwest’s common stock as of March 19, 2013, you must also bring to the meeting the executed proxy naming you as the proxy holder, signed by the Shareholder who owned shares of Southwest’s common stock as of March 19, 2013.

Voting Procedures

A representative of Broadridge Financial Solutions, Inc. will tabulate votes and serve as Inspector of Election for the meeting. Each Shareholder of record will be entitled to one vote for each share registered in the Shareholder’s name with respect to each matter to be voted on at the meeting. A “Shareholder of record” is a person or entity who holds shares on the record date that are registered in such Shareholder’s name on the records of Southwest’s transfer agent. A person or entity who holds shares through a broker, bank, or other nominee is considered a “beneficial owner” of the shares. You may receive more than one set of proxy materials. This means your shares are held in more than one account. Please vote all of your shares.

Voting by Shareholders of Record. If you are a Shareholder of record, you may vote by completing and returning the enclosed proxy card. You may also vote by touch-tone telephone from the United States, using the number on the proxy card, or through the Internet, using the instructions on the proxy card. Shares represented by proxy will be voted at the meeting and may be revoked at any time prior to the time at which they are voted by (i) timely submitting a valid, later-dated proxy; (ii) delivering a written notice of revocation to the Corporate Secretary of the Company; or (iii) voting in person at the meeting. Please note that attending the meeting without completing a ballot will not revoke any previously submitted proxy. If you properly complete and sign your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendation of the Company’s Board of Directors.

Voting by Beneficial Owners. If you are a beneficial owner of shares, these proxy materials are being forwarded to you by your broker (or bank or other nominee) who is considered the Shareholder of record of your shares. As the beneficial owner of the shares, you are entitled to direct your broker as to how to vote your shares. You may so instruct your broker by completing the voting instruction card the broker provides to you. You may also vote by telephone or through the Internet as described in the applicable instructions your broker has provided with these proxy materials. You may change your vote by submitting new voting instructions to your broker in accordance with such broker’s procedures. If you provide voting instructions to your broker, your shares will be voted as you direct. If you do not provide voting instructions, pursuant to the rules of the New York Stock Exchange (the “NYSE”), your broker may vote your shares only with respect to proposals as to which it has discretion to vote under the NYSE’s rules. For any other proposals, the broker may not vote your shares at all, which is referred to as a “broker non-vote.” Please note that, in the absence of your specific instructions as to how to vote, your broker may not vote your shares with respect to any of the proposals included in this proxy statement except for Proposal 4 (Ratification of the Selection of Independent Auditors), so please provide instructions to your broker regarding the voting of your shares. As the beneficial owner of shares, you are invited to attend the meeting; however, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the Shareholder of record of your shares.

Quorum; Effect of Abstentions and Broker Non-Votes

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum. Shareholders of record at the close of business on March 19, 2013, are entitled to vote at the meeting. As of that date, the Company had issued and outstanding 722,101,866 shares of common stock. Abstentions and broker non-votes are each included in the determination of the number of shares present and entitled to vote at the meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal and, as such, will not affect the outcome of the vote on any proposal. Therefore, if you are a beneficial owner of shares and do not provide voting instructions to your broker, your broker will only be entitled to vote your shares in its discretion with respect to Proposal 4 (Ratification of the Selection of Independent Auditors). Your broker will not be able to vote your shares in its discretion with respect to Proposals 1, 2, or 3, and your vote will be counted as a “broker non-vote” on those proposals.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, ten Directors are to be elected for one-year terms expiring in 2014. Gary C. Kelly, Ron Ricks, and Mark R. Shaw have been selected as a proxy committee by the Board of Directors, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of all of the nominees listed below. Although it is not contemplated that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors, if elected.

The following sets forth certain information for each nominee for Director of the Company.

Name	Director Since	Age*
David W. Biegler	2006	66
J. Veronica Biggins	2011	66
Douglas H. Brooks	2010	60
William H. Cunningham	2000	69
John G. Denison	2008	68
Gary C. Kelly	2004	57
Nancy B. Loeffler	2003	66
John T. Montford	2002	69
Thomas M. Nealon	2010	52
Daniel D. Villanueva	2008	75

*	As of February 28, 2013.

David W. Biegler has served as Chairman and Chief Executive Officer of Southcross Energy Partners GP, LLC (“Southcross GP”) since August 2011 and as its President since October 2012. Southcross GP is the general partner of Southcross Energy Partners, L.P., a limited partnership that was formed to own, operate, develop, and acquire midstream energy assets. Since July 2009, Mr. Biegler has served as Chairman and Chief Executive Officer of Southcross Energy LLC, which is currently the sole owner of Southcross GP. From September 2003 to 2012, Mr. Biegler served as Chairman and Chief Executive Officer of Estrella Energy LP, a former investor in Southcross Energy, LLC. Mr. Biegler also served as interim President and Chief Executive Officer of Dynegy Inc., a provider of wholesale power, capacity, and ancillary services, from March 12, 2011 to April 11, 2011. He retired as Vice Chairman of TXU Corp. at the end of 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 until 2001. He previously served as Chairman, President, and Chief Executive Officer of ENSERCH Corporation from 1993 to 1997. During the past five years, Mr. Biegler has served as a Director of the following companies that are or were publicly traded: Trinity Industries, Inc. (since 1992); Animal Health International, Inc. (2007-2011); Dynegy Inc. (2003-2011); and Guaranty Financial Group Inc. (2008-2009). Mr. Biegler also serves as a Director for Austin Industries. In November 2011, after Mr. Biegler had resigned from the Dynegy Inc. Board, certain subsidiaries of Dynegy Inc. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

The Board has concluded that Mr. Biegler should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Biegler’s extensive experience as a Chief Executive Officer and Chief Operating Officer enable him to contribute significantly to the Board’s oversight responsibilities on matters relating to operational and financial strategies and risks, particularly in his roles as a member of the Board’s Audit Committee and Safety and Compliance Oversight Committee; (ii) Mr. Biegler’s senior management experience, as well as his experience from serving on multiple public company boards, enable him to contribute significantly with respect to the Board’s oversight of matters relating to executive compensation and compensation strategies, particularly in his role as Chair of the Board’s Compensation Committee; and (iii) his broad-based knowledge in energy marketing is particularly pertinent in assisting the Board with its oversight of the Company’s fuel hedging program.

J. Veronica Biggins is a Managing Director in the Atlanta office of Diversified Search LLC, an executive and board search firm. Ms. Biggins was Managing Partner of the Atlanta office of Hodge Partners from 2007 until 2011 when Hodge Partners, also an executive and board search firm, became a part of Diversified Search. Ms. Biggins served as Assistant to the President of the United States and Director of Presidential Personnel under President William Jefferson Clinton and has also served as Chair of the Czech Slovak American Enterprise Fund. Ms. Biggins’ background includes 20 years’ experience with NationsBank (now Bank of America) and its predecessor. Prior to joining the White House, Ms. Biggins was one of the highest ranking women in the banking industry. Ms. Biggins also serves on the Avnet, Inc. board (since 1997). Previously she served as a Director of Zep Inc. (2007-2012) and AirTran Holdings, Inc. (2001-2011). Ms. Biggins has served on a number of non-profit Boards.

The Board has concluded that Ms. Biggins should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Biggins brings to the Board extensive financial expertise, knowledge of the airline industry, and institutional knowledge of AirTran’s operations; (ii) Ms. Biggins has extensive knowledge of compensation and governance matters as a result of her service on the compensation and nominating and corporate governance committees for other publicly-traded companies; and (iii) Ms. Biggins’ knowledge of the Atlanta market, along with her community involvement and charitable work, is valuable because of the Company’s significant focus in these areas.

Douglas H. Brooks has served as Chairman of the Board of Brinker International, Inc., a casual dining restaurant company, since November 2004. Mr. Brooks served as Brinker International’s Chief Executive Officer from January 2004 to January 2013 and as its President from January 1999 to January 2013. Mr. Brooks has also served in other capacities for Brinker including as its Chief Operating Officer and as President of Chili’s Grill & Bar. Mr. Brooks serves on the Board of Directors of Limbs for Life and is a member of the Professional Advisory Board for St. Jude Children’s Research Hospital.

The Board has concluded that Mr. Brooks should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Brooks adds a unique skill set to the Board because of his lengthy service as a Chief Executive Officer of a company with tens of thousands of employees and operations in the United States, its territories, and numerous other countries outside of the United States; (ii) Mr. Brooks’ skill set is particularly valuable to the Board and the Company in connection with AirTran’s international operations and the Company’s exploration of additional international opportunities; (iii) Mr. Brooks’ experience managing a company with a large employee base is particularly beneficial to the Board because of the importance to the Company of strong employee relations; and (iv) Mr. Brooks’ experience managing a company that must focus on customer service is particularly beneficial to the Board because of the importance of customer service to the Company.

William H. Cunningham, Ph.D. has been a professor at The University of Texas at Austin since 2000 and holds the James L. Bayless Chair for Free Enterprise at the University’s Red McCombs School of Business. Dr. Cunningham served as Chancellor and Chief Executive Officer of The University of Texas system from 1992 to 2000 and as President of The University of Texas at Austin from 1985 to 1992. During the past five years, he has served as a Director of the following companies that are or were publicly traded: Lincoln National Corporation (since 2006); Resolute Energy Corporation (formerly Hicks Acquisition Company I, Inc., since 2007); LIN TV Corp. (since 2009 and from 2002-2008); Introgen Therapeutics, Inc. (2000-2009); and Hayes Lemmerz International, Inc. (2003-2009). He is also a disinterested Director of John Hancock Funds, III, a registered investment company.

The Board has concluded that Dr. Cunningham should continue to serve as a Director for the Company for the following reasons, among others: (i) Dr. Cunningham holds a Ph.D. and a Masters of Business Administration in Business, which, combined with his experience as an executive, brings valuable financial and strategic expertise and perspectives to the Board, particularly in his roles as Presiding Director and as a member of the Audit Committee; and (ii) Dr. Cunningham has served on over 25 corporate boards and teaches corporate governance at The University of Texas Schools of Law and Business, which enables him to bring valuable and current governance expertise to the Board, particularly in his roles as Presiding Director and Chair of the Nominating and Corporate Governance Committee.

John G. Denison served as Chairman of the Board for Global Aero Logistics Inc. (“Global”), a diversified passenger airline, from January 2006 until April 2008. Mr. Denison came out of retirement in January 2005 to join Global as its Co-Chief Restructuring Officer. He also served as President and Chief Executive Officer of ATA Airlines Inc. (“ATA”), a subsidiary of Global, from February 2005 until December 2006. In his capacities with Global and ATA, Mr. Denison’s responsibilities included, among others, managing or supervising business plans, collective bargaining negotiations, restructurings, financings, and major contract negotiations. ATA filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in April 2008.

The Board has concluded that Mr. Denison should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Denison holds a Masters of Business Administration in Finance and has previously served as a Chief Financial Officer; (ii) Mr. Denison’s extensive experience in the airline industry, combined with his extensive experience in the area of financial reporting, brings a unique and valuable perspective to the Board with respect to the Company’s operations and risks, particularly in his roles as a member of the Company’s Audit Committee and Chair of the Safety and Compliance Oversight Committee; and (iii) Mr. Denison’s experience with business plans, collective bargaining negotiations, and major contract negotiations are extremely valuable to the Board’s strategic discussions.

Gary C. Kelly has served as the Company’s Chairman of the Board since May 2008, as its President since July 2008, and as its Chief Executive Officer since July 2004. Mr. Kelly also served as the Company’s Executive Vice President and as its Chief Financial Officer from June 2001 to July 2004 and Vice President Finance and Chief Financial Officer from 1989 to 2001. Mr. Kelly joined the Company in 1986 as its Controller. During the past five years, Mr. Kelly has served as a Director of one publicly traded company other than Southwest: Lincoln National Corporation (since November 2009). Mr. Kelly also serves as Chairman of the Board of Directors for Airlines for America.

The Board has concluded that Mr. Kelly should continue to serve as a Director for the Company for the following reasons, among others: (i) he is the Company’s Chief Executive Officer and has been with the

Company for over 25 years; (ii) his role and his experience enable him to bring invaluable operational, financial, regulatory, governance, and cultural perspectives to the Board; and (iii) his role and his experience enable him to continually educate and advise the Board on the Company’s industry and related opportunities, issues, and challenges.

Nancy B. Loeffler has served as a consultant for Frost Bank since July 2009 and as a member of the Frost Bank Advisory Board since October 2008. A long-time advocate of volunteerism, Ms. Loeffler also currently serves on the National Cowgirl Museum and Hall of Fame Board of Directors and the Advisory Council of the San Antonio Lighthouse for the Blind. During the past five years, Ms. Loeffler also served as Chair of The University of Texas Blanton Museum of Fine Arts Board of Directors and Chair of The University of Texas MD Anderson Cancer Center Foundation, as well as on the Board of Trustees for the Vice President’s Residence Foundation in Washington, D.C., the Board of Regents for St. Mary’s University in San Antonio, Texas, and the Capitol Advisory Committee for Texas Lutheran University. Ms. Loeffler has also previously served on the Board of Trustees for the South Texas Community Foundation, the Board of Governors of the Cancer Therapy Research Foundation of South Texas and the Board of Directors of the Cancer Therapy Research Center, as President of the Junior League, and as Vice Chair of the Governor’s Educational Excellence Commission.

The Board has concluded that Ms. Loeffler should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Loeffler’s background provides the Board with valuable perspectives on governmental affairs and the legislative process; and (ii) her extensive experience with community service and cultural affairs is valuable to the Board because of the Company’s significant focus on these areas.

John T. Montford has been President and Chief Executive Officer of JTM Consulting, LLC since January 2010. Mr. Montford was retained by General Motors in January 2010 as a consultant and served in the capacity of Senior Advisor of Government Relations and Global Public Policy until January 2012. In his consulting role, Mr. Montford also served on the Executive Committee of General Motors. From 2001 through 2009, Mr. Montford served in a number of positions in the telecommunications industry. These included: President of Southwestern Bell and Southern New England Company, External Affairs (2001-2005); Senior Vice President for Legislative and Regulatory Affairs for SBC and AT&T (2005-2007); and President, Western Region, AT&T Services (2008-2009). Mr. Montford was Chancellor of the Texas Tech University System from 1996 to 2001 and also served in the Texas Senate from 1983 to 1996, where he served as both Chairman of the Senate Finance Committee and Chairman of the Senate State Affairs Committee. In 2002, Mr. Montford was named Chancellor Emeritus of the Texas Tech University System. He is a former active duty U.S. Marine Officer and an elected District Attorney. During the past five years, Mr. Montford has served as a Director of one publicly traded company other than Southwest: Fleetwood Enterprises, Inc. (1999-2009).

The Board has concluded that Mr. Montford should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Montford’s extensive executive experience in the areas of governmental relations, regulatory affairs, and public policy is valuable to a heavily-regulated company like Southwest; (ii) this same experience enables Mr. Montford to provide valuable perspectives and input on governance matters, particularly in his roles as a member of the Board’s Nominating and Corporate Governance Committee and Compensation Committee; and (iii) his experience as Chairman of the Senate Finance Committee (for example, his role in drafting a budget of over $100 billion for the State of Texas) brings valuable perspectives to the Company in connection with its financial strategies and reporting, particularly in his role as Chair of the Board’s Audit Committee.

Thomas M. Nealon served as Group Executive Vice President of J.C. Penney Company, Inc., a retail company, from August 2010 until December 2011. Mr. Nealon also served as J.C. Penney’s Executive Vice President & Chief Information Officer from September 2006 until August 2010. Prior to joining J.C. Penney, Mr. Nealon was a partner with The Feld Group, a provider of information technology consulting services, where he served in a consultant capacity as Senior Vice President & Chief Information Officer for the Company from 2001 to 2006. Mr. Nealon also served as Chief Information Officer for Frito-Lay, a division of PepsiCo, Inc., from 1996 to 2000, and in various software engineering, systems engineering, and management positions, for Frito-Lay from 1983 to 1996. Mr. Nealon received the 2010 MIT Sloan School of Business Award for Innovation Leadership and was recognized by Information Week as a “Premiere 100 CIO” in 2006 and 2010. During the

past five years, Mr. Nealon has served as a Director of one publicly traded company other than Southwest: Fossil, Inc. (since April 2012).

The Board has concluded that Mr. Nealon should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Nealon brings a technology dimension to the Board: in his roles with J.C. Penney, Mr. Nealon oversaw J.C. Penney’s Internet site, jcp.com, as well as other information technology, including the design and development of systems and infrastructure to support J.C. Penney’s strategic business objectives; (ii) Mr. Nealon’s technology expertise is particularly significant to the Company and the Board because of the continually increasing importance of technology to the success of the Company’s strategic initiatives; and (iii) in his roles with J.C. Penney, Mr. Nealon was also responsible for corporate planning and strategy, which enables him to offer practical insight with respect to the Company’s strategic initiatives and long-term operating plans.

Daniel D. Villanueva has been a partner in Rustic Canyon/ Fontis Partners, LP, a California-based private equity firm, since 2005 and has been President of The Villanueva Companies since 2012. Mr. Villanueva previously was Managing Partner of Bastion Capital Corporation, a private equity investment fund, from 1993 to 2005. Mr. Villanueva also has over 25 years experience as a television executive, having served as Senior Vice President, Partner, and Director at Spanish International Communications Corp. and its successor company Univision Group over the period from 1964 to 1990. Mr. Villanueva has also developed and sold numerous broadcasting properties across the United States. Mr. Villanueva’s civic activities have included board memberships of the American Red Cross, the National Association of Broadcasters, National Junior Achievement, National YMCA, the National Hispanic Education Fund, the California Broadcasters Association, the California Economic Development Corporation, the Greater Los Angeles Chamber of Commerce, KCET Public Television, the United Way, Stanford Graduate School of Business, the Ventura County Community Foundation, and the Museum of Contemporary Art. Mr. Villanueva was also a Commissioner of the 1984 Summer Olympic Games in Los Angeles. During the past five years, he has served as a Director of one publicly traded company other than Southwest: Fleetwood Enterprises, Inc. (2003-2009).

The Board has concluded that Mr. Villanueva should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Villanueva brings valuable entrepreneurial experience to the Board, particularly at a time at which the Company continues to execute many significant strategic initiatives; (ii) his expertise in the communications space is valuable to the Board as the Company addresses technological initiatives and challenges; (iii) his geographic presence on the West coast is valuable in connection with the Company’s significant operations in that area; and (iv) his strong commitment to civic service is relevant in connection with the Company’s similar commitment.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote in the election of Directors is required to elect Directors. A majority of the votes cast means the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named above. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

CORPORATE GOVERNANCE

General

The business of the Company is managed under the direction of the Board of Directors. Pursuant to the requirements of the NYSE, a majority of the members of the Board must be independent, as defined by NYSE rules. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company, to act on matters requiring approval by the Board, and to otherwise fulfill its responsibilities. The Board of Directors has adopted Corporate Governance Guidelines, based on the recommendation of its Nominating and Corporate Governance Committee, to further its goal of providing effective governance of the Company’s business for the long-term benefit of the Company’s Shareholders, Employees, and Customers. These guidelines set forth policies concerning overall governance practices for the Company, including the following:

•	Qualifications of Directors
•	Board Meetings
•	Director Responsibilities
•	Independence of Directors
•	Size of Board and Selection Process
•	Resignation Policy
•	Board Committees
•	Executive Sessions; Communications with Non-Management Directors
•	Board Self-Evaluation
•	Ethics
•	Director and Senior Management Compensation
•	Direct Stock Ownership
•	Access to Management
•	Access to Independent Advisors
•	Director Orientation and Continuing Education
•	Public Communications
•	Other Practices

The Company’s Corporate Governance Guidelines, along with its Code of Ethics and the Charters for its Audit, Compensation, and Nominating and Corporate Governance Committees, are available on the Company’s website, www.southwest.com. Shareholders may also obtain copies of these documents upon written request to Southwest Airlines Co., Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

Board Membership and Qualifications

General Qualification Requirements; Diversity Considerations. The Company’s Nominating and Corporate Governance Committee is responsible for recommending to the Board the criteria for Board membership, as set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines require that members of the Board (i) possess the highest personal and professional ethics, integrity, and values; (ii) possess practical wisdom and mature judgment; (iii) be committed to the best long-term interests of the Company’s Employees, Customers, and Shareholders; (iv) be willing to devote sufficient time to fulfill their responsibilities; and (v) be willing to serve on the Board for an extended period of time. The Corporate Governance Guidelines also require the following factors to be considered in connection with the nomination or appointment of new Board members: (i) finance, marketing, government, education, and other professional experience or knowledge relevant to the success of the Company in the current business environment; (ii) independence (for non-management Directors); (iii) in the case of current Directors being considered for re-nomination, a Director’s past attendance at Board and Committee meetings and participation in and contributions to such meetings; and (iv) diversity. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending to Shareholders a group that collectively can best serve the long-term interests of the Company’s Employees, Customers, and Shareholders. The Board does not have a formal policy with regard to Board member diversity. Rather, diversity is one of many factors considered by the Board in assessing the qualifications of Board candidates. Furthermore, in considering diversity, the Board takes into account various types of diversity, such as diversity of experience, geography, gender, ethnicity, color, and age, with the goal of obtaining diverse perspectives. The Board’s primary consideration is to identify candidates with the background, experience, and skills that will best fulfill the Board’s and the Company’s needs at the time a search is being conducted. Therefore, the Board does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, color, age, or similar factors.

The Corporate Governance Guidelines prohibit non-Employee Directors from serving on more than six public company boards and prohibit Employee Directors from serving on more than three public company boards. The Corporate Governance Guidelines also require that the nature and time involved in a Director’s service on other boards be considered in connection with the evaluation of the suitability of that Director. In addition, in accordance with the Corporate Governance Guidelines, Directors should advise the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the board of directors, the audit committee, or the compensation committee of another publicly-traded company.

Attendance at Meetings. The Board of Directors held seven meetings during 2012 (some of which spanned two days) and otherwise acted twice by unanimous written consent. During 2012, each of the Company’s current Directors attended at least 75 percent of the total number of Board and applicable Committee meetings. It is the Board’s policy that every Director and nominee for Director should make every effort to attend the Company’s Annual Meeting of Shareholders. All of the Company’s Directors attended the 2012 Annual Meeting of Shareholders.

Board Leadership Structure

Gary C. Kelly, the Company’s Chief Executive Officer, also serves as the Company’s Chairman of the Board. The Board of Directors believes this is in the best interests of the Company and its Shareholders because Mr. Kelly is in the best position to (i) properly and timely identify matters that should be brought to the Board’s attention, (ii) prioritize Board agenda items, and (iii) identify the individuals in the best position to present agenda items. The Board believes this structure is considerably more efficient and effective than (i) requiring an outside Chairman of the Board to duplicate many of the Chief Executive Officer’s efforts or (ii) requiring the Chief Executive Officer to relay communications through another member of the Board. In addition, the Board believes the following practices accomplish independent oversight of management without the need to separate the roles of the Chief Executive Officer and the Chairman of the Board:

•	All members of the Board, other than the Chief Executive Officer, are independent, and each member is elected annually by the Company’s Shareholders.

•	All members of the Board’s Audit, Compensation, Nominating and Corporate Governance, and Safety and Compliance Oversight Committees are independent.

•

The Board meets, at a minimum, six times per year, and at each regular meeting of the Board, the Board is apprised of the Company’s operations and strategies through briefings by (i) the Chief Executive Officer, (ii) other members of senior management with key responsibilities for the Company’s ongoing operations and current initiatives, and (iii) any other Employees or advisors requested by the Board.

•	In addition to regularly scheduled updates, the Board and its Committees also regularly request updates from management regarding matters deemed significant at any given time.

•	The independent Board members hold executive sessions outside the presence of the Chief Executive Officer and other management.

•	The Board and its Committees provide regular input regarding items to be covered in future agendas.

In addition, pursuant to the Company’s Corporate Governance Guidelines, the Board is required to appoint an independent member of the Board to serve as its Presiding Director. The duties of the Presiding Director, which is the Board’s lead independent Director, include the following:

•	presiding over executive sessions of the non-management Directors;

•	consulting with the Chairman of the Board concerning the Board’s agendas;

•	coordinating the activities of the non-management and independent Directors and the agenda for executive sessions;

•	communicating feedback to the Chief Executive Officer following executive sessions;

•	facilitating communications between the Board and the Chief Executive Officer;

•	at the standing invitation of the Board’s committees, attending meetings of Board committees on which the Presiding Director does not already serve;

•

assisting the Nominating and Corporate Governance Committee with its oversight of the annual evaluation of the Board and its Committees and communicating results of individual Director assessments to individual Board members;

•	consulting with the Nominating and Corporate Governance Committee with respect to recommendations for the assignment of Board members to the Board’s Committees; and

•	communicating (along with the Chair of the Compensation Committee) the results of the Board’s evaluation of the Chief Executive Officer.

The Board believes that all of the foregoing factors provide an appropriate balance between effective and efficient Company leadership and sufficient oversight by non-Employee Directors.

Executive Sessions and Communications with Non-Management Directors

Pursuant to the Company’s Corporate Governance Guidelines, the non-management members of the Board of Directors are required to meet at regularly scheduled executive sessions without the presence of management. The Board’s Presiding Director, Dr. William H. Cunningham, presides over these executive sessions. Shareholders and any other interested parties may communicate directly with the Presiding Director or any or all of the non-management or other members of the Board by writing to such Director(s), c/o Southwest Airlines Co., Attn: Presiding Director, P. O. Box 36611, Dallas, Texas 75235.

Risk Oversight

Responsibility for risk oversight is primarily that of the Company’s management. Pursuant to the Company’s Corporate Governance Guidelines, the Board is responsible for assessing major risks facing the Company and reviewing options to mitigate such risks. The Board’s oversight of major risks occurs at both the full Board level and at the Board Committee level. The Board and its Committees use the following procedures to monitor and assess risks.

The Board. The Chief Executive Officer, members of senior management, and other personnel and advisors, as requested by the Board, report on the Company’s financial and operating strategies, as well as related risks, at every regular meeting of the Board. Based on these reports, the Board requests follow-up data and presentations to address any specific concerns and recommendations.

The Audit Committee. In accordance with the requirements of the NYSE, the Audit Committee assists the Board with its oversight responsibilities by discussing the Company’s major financial risk exposures, its policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control or mitigate financial risk exposures. The Audit Committee discusses with the Company’s management, as well as the Company’s Internal Audit Department (including in executive sessions), the Company’s policies with respect to risk assessment and risk management and advises management on its risk assessment approach and its prioritization of risks. The Audit Committee also receives regular reports on, and assessments of, the Company’s internal controls from the Company’s Internal Audit Department and members of management responsible for financial controls. In addition, the Audit Committee receives the independent auditor’s assessment of the Company’s internal controls and financial risks, which includes the independent auditor’s report on its procedures for identifying fraud and addressing any risk of management override. At each of its regular meetings, the Audit Committee also receives management reports regarding specific areas of financial risk and discusses strategies to mitigate risk.

The Safety and Compliance Oversight Committee. The Board’s Safety and Compliance Oversight Committee assists the Board with overseeing the Company’s activities with respect to safety and operational compliance. Pursuant to its Charter, the Safety and Compliance Oversight Committee is responsible for periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards. In fulfilling this responsibility, the Safety and Compliance Oversight Committee regularly specifies areas to be addressed at its meetings and requires that individuals from a variety of operational levels be available to discuss their areas of responsibility and respond to questions.

The Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee receives updates and advice from management and outside advisors regarding the Company’s procedures for complying with corporate governance regulations, as well as with respect to the Company’s governance structure and protections. This Committee also reviews the Company’s Corporate Governance Guidelines at least annually to further the Company’s goal of providing effective governance.

The Compensation Committee. The Compensation Committee receives updates and advice on the ongoing advisability of the Company’s compensation practices from both management and its independent consultant. The Compensation Committee also assists the Board with its annual review of succession planning.

The Compensation Committee is aware of the need to routinely assess the Company’s compensation policies and practices as they relate to the Company’s risk management and whether the structure and administration of the Company’s compensation and incentive programs could influence risk-taking throughout the organization. The Compensation Committee has determined that the compensation policies and practices for the Company’s Employees are not reasonably likely to have a material adverse effect on the Company for the following reasons, among others:

•

The Compensation Committee’s bonus determinations take into account multiple general performance standards established by the Company to support its overall strategies and goals. This has served as a multi-dimensional tool for the Compensation Committee to use in awarding bonuses, so that factors that are deemed significant to industry and operational performance are considered in addition to financial measures. This multi-dimensional approach reduces the risk that can be created when financial results are the only drivers of incentive payments.

•

The Compensation Committee has historically exercised a certain amount of discretion in awarding bonuses, in part to minimize the risk-taking that can result from a strict application of performance-based awards. For 2012, bonus and equity awards were ultimately within the discretion of the Compensation Committee, and Employees were not provided with formalized pre-established targets or metrics; therefore, they were not incentivized to solely pursue narrowly-defined goals to achieve a particular level of bonus.

•	Incentive compensation is used responsibly. Approximately 270 of the Company’s Employees were eligible to receive bonuses for 2012.

•

The Compensation Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly-reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

•	The Company’s Insider Trading Policy prohibits Employees from entering into hedging transactions with respect to the Company’s securities.

Committees of the Board

The Board has established the following standing committees to assist it with fulfilling its responsibilities: (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, (iv) Safety and Compliance Oversight, and (v) Executive. The following table provides information on the Board’s current Committee memberships.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Safety and Compliance Oversight Committee	Executive Committee
David W. Biegler	X	Chair		X
J. Veronica Biggins		X
Douglas H. Brooks			X
William H. Cunningham	X		Chair		X
John G. Denison	X			Chair	X
Gary C. Kelly					Chair
Nancy B. Loeffler		X
John T. Montford	Chair	X	X
Thomas M. Nealon			X	X
Daniel D. Villanueva		X		X

Audit Committee. The primary functions of the Audit Committee include assisting the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee held ten meetings during 2012. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and the Board has determined that each of the members of the Audit Committee is independent under all applicable rules of the Securities and Exchange Commission (the “SEC”) and the NYSE governing Audit Committee membership. The Board has also determined that all four members of the Audit Committee satisfy the criteria adopted by the SEC to serve as an “audit committee financial expert” for the Audit Committee.

Compensation Committee.

•

General. The primary functions of the Compensation Committee include (i) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; (ii) evaluating the Chief Executive Officer’s performance in light of those goals and objectives; (iii) together with the other independent members of the Board (as directed by the Board and to the extent consistent with any applicable plan documents or law), determining and approving the Chief Executive Officer’s compensation level based on the Compensation Committee’s evaluation; (iv) with the advice of the Chairman of the Board and the Chief Executive Officer, conducting an annual review of the compensation structure of the Company’s officers and approving the salary, bonus, and other incentive and equity-related compensation for each of the Company’s executive officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (“Reporting Officers”); (v) reviewing and approving all stock-based compensation arrangements for Employees of the Company (including executive officers) and making recommendations to the Board with respect to equity-based plans that are subject to Board approval; and (vi) making recommendations to the Board with respect to non-CEO Reporting Officer compensation and incentive compensation plans that are subject to Board approval. The Compensation Committee is also responsible for reviewing non-Employee Director compensation at least annually and making any related recommendations to the full Board. To the extent permitted by applicable law and regulations, the Compensation Committee has the power to delegate any of the authority above to subcommittees or to individual members of the Compensation Committee, as it deems appropriate. The Board has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Compensation Committee membership; (ii) a “non-employee director” under Rule 16b-3 of the

Securities Exchange Act of 1934, as amended; and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee held seven meetings during 2012.

•

Role of executive officers in determining or recommending the amount or form of executive and Director compensation. At the Compensation Committee’s request, the Company’s Chief Executive Officer and Chief People Officer provide regular input regarding compensation designs and recommendations presented to the Compensation Committee. In connection with the Compensation Committee’s decisions, the Chief Executive Officer also reviews with the Compensation Committee the relative roles, scope of responsibilities, and performance of the Company’s other executive officers. The roles of the Chief Executive Officer and the Chief People Officer in connection with the Compensation Committee’s determinations are discussed in more detail below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

•

Use of consultants. The Compensation Committee has sole authority to retain any compensation consultant to be used to assist it in the evaluation of executive officer and Board member compensation. During 2012, the Compensation Committee continued to engage Pay Governance LLC, an independent executive compensation advisory firm, as the Compensation Committee’s independent consultant. With respect to executive compensation earned for 2012, the Compensation Committee based its decisions in part on market data provided by its consultant in 2011 and 2012, as well as recommendations from the consultant with respect to form and amount of executive compensation. Market data is discussed below under “Compensation of Executive Officers – Compensation Discussion and Analysis – Role of Independent Compensation Consultant; Benchmarking; Market Data.”

In 2012, at the Compensation Committee’s request, its consultant also provided data and assessments related to the adequacy and effectiveness of the Company’s compensation program for non-Employee members of the Board. Based on this information, the Compensation Committee recommended the changes in non-Employee Director compensation disclosed below under “Compensation of Directors.”

The Compensation Committee uses the information provided by its independent consultant (i) for the purpose of informing, as opposed to determining, the Compensation Committee’s decisions and (ii) to assist it in carrying out a multi-year plan for achieving a balance between compensation that is adequate for retention purposes and compensation that is appropriately linked to performance. The multi-year plan, which was implemented in 2010, is discussed in more detail below under “Compensation of Executive Officers – Compensation Discussion and Analysis.” Although the Compensation Committee considers any recommendations received from its consultant, the Compensation Committee’s decisions are ultimately based on its own assessment of the information provided to it in the context of the totality of the Company’s circumstances at any given point in time. Additional detail regarding the work performed by the independent consultant, as well as the Compensation Committee’s related determinations, is included below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

The Compensation Committee has considered the independence of its consultant in light of new SEC rules and NYSE listing standards. The Compensation Committee received a letter from its consultant addressing its independence, which addressed the following factors: (i) other services provided to the Company by the independent consultant; (ii) fees paid by the Company as a percentage of the consultant’s total revenue; (iii) policies or procedures maintained by the consultant that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee; (v) any business or personal relationships between the Company’s executive officers and the independent consultant or the individual consultants involved in the engagement; and (vi) any Company stock owned by the individual consultants involved in the engagement. Questions intended to elicit information regarding business or personal relationships between the independent consultant and the individual consultants involved in the engagement and the Company’s Board members and executive officers were also included in the Company’s annual Director and Executive Officer Questionnaires. The Compensation Committee has discussed the independent consultant’s letter, as well as the responses to applicable questions in the Company’s annual Director and Executive Officer Questionnaires, and concluded that the work of the independent consultant did not raise any conflict of interest.

Nominating and Corporate Governance Committee. The primary functions of the Nominating and Corporate Governance Committee include (i) developing and annually reviewing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company; (ii) reviewing potential candidates for Board membership; (iii) recommending a slate of nominees to be selected by the Board for the Annual Meeting of Shareholders; (iv) recommending to the Board the composition of the Board’s Committees; and (v) overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee identifies potential candidates for first-time nomination as a Board member using a variety of sources such as recommendations from current Board members, management, and contacts in communities served by the Company. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the NYSE’s rules governing Board membership.

The Nominating and Corporate Governance Committee will also consider nominees submitted by Shareholders based on the criteria set forth in the Company’s Corporate Governance Guidelines; provided that such nominations are submitted in accordance with the requirements of the Company’s Bylaws. These requirements are discussed below under “Other Matters — Submission of Shareholder Proposals.” The Nominating and Corporate Governance Committee held five meetings during 2012.

Safety and Compliance Oversight Committee. The primary functions of the Safety and Compliance Oversight Committee include: (i) assisting the Board in overseeing the Company’s activities with respect to safety and operational compliance; (ii) periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards; (iii) reviewing such policies, programs, and procedures as it shall deem necessary; (iv) meeting regularly with Company management to assess the Company’s safety and operational compliance practices generally; and (v) periodically reporting to the Board on the adequacy and effectiveness of the Company’s safety and operational compliance programs. The Safety and Compliance Oversight Committee held nine meetings during 2012.

Executive Committee. The primary function of the Executive Committee is to assist the Board in fulfilling its oversight responsibilities. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee held one meeting during 2012.

Certain Relationships and Related Transactions, and Director Independence

Review, Approval, or Ratification of Transactions with Related Persons; Director Independence Determinations. The Company does not have a formal written policy with respect to the review, approval, or ratification of transactions with related persons, but has established procedures to identify these transactions and bring them to the attention of the Board for consideration. These procedures include formal written questionnaires to Directors and executive officers and written procedures followed by the Company’s Internal Audit Department to identify related person transactions.

The Company requires that all of its Directors and executive officers complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company, whether or not material. Separately, the Company’s Internal Audit Department analyzes accounts payable records to search for payments involving (i) the Company’s Directors and executive officers, (ii) known relatives of the Company’s Directors and executive officers, (iii) companies and organizations with which the Directors and executive officers are associated, and (iv) security holders known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. The questionnaire for non-Employee Directors is also designed to elicit information that should be considered to determine that the Company satisfies the NYSE’s requirement that a majority of its Board members be independent within the meaning of the NYSE’s rules. Relevant information regarding Directors is then provided to the Nominating and Corporate Governance Committee, which is responsible for evaluating the qualifications of Board nominees, including independence, and for making recommendations to the Board regarding (i) nominations for Board membership; and (ii) individual qualifications for committee membership, taking into account various additional regulatory requirements, including independence requirements, that specifically apply to the different Board committees. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers the following regulatory guidance: (i) Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (Transactions with Related Persons); (ii) Accounting Standards Codification Topic 850 (Related Party Disclosures); and (iii) the NYSE’s governance standards related to independence determinations. Based on the foregoing, the Board has determined that the following Board members are independent under applicable NYSE standards: David W. Biegler, J. Veronica Biggins, Douglas H. Brooks, William H. Cunningham, John G. Denison, Nancy B. Loeffler, John T. Montford, Thomas M. Nealon, and Daniel D. Villanueva.

Ongoing Reporting Obligations with Respect to Related Person Transactions. In order to provide an ongoing mechanism for monitoring related person transactions and Board member independence, each Board member and executive officer of the Company is required to sign an acknowledgement that he or she will promptly inform the Company of any new information that should be considered by the Board subsequent to the Director’s or executive officer’s completion of his or her annual questionnaire.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

At the close of business on March 19, 2013, the record date for determining Shareholders entitled to notice of and to vote at the meeting, there were outstanding 722,101,866 shares of common stock, $1.00 par value, each share of which is entitled to one vote.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of February 28, 2013, information with respect to persons who, to the Company’s knowledge, beneficially own more than five percent of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
PRIMECAP Management Company	83,242,675(2)	11.5%
225 South Lake Avenue, #400 Pasadena, CA 91101

Capital Research Global Investors	43,098,300(3)	6.0%
333 South Hope Street Los Angeles, CA 90071

The Vanguard Group	43,082,845(4)	6.0%
100 Vanguard Blvd. Malvern, PA 19355

T. Rowe Price Associates, Inc.	40,766,991(5)	5.6%
100 E. Pratt Street Baltimore, MD 21202

Manning & Napier Advisors, LLC	39,926,107(6)	5.5%
290 Woodcliff Drive Fairport, NY 14450

(1)	Percentages are calculated based on the number of outstanding shares of the Company’s common stock as of February 28, 2013, which was 721,952,021.

(2)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 14, 2013, by PRIMECAP Management Company. PRIMECAP Management Company reported sole voting power with respect to 25,105,371 shares, sole dispositive power with respect to 83,242,675 shares, and no shared voting or dispositive power.

(3)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 13, 2013, by Capital Research Global Investors. Capital Research Global Investors reported sole voting power with respect to 43,098,300 shares, sole dispositive power with respect to 43,098,300 shares, and no shared voting or dispositive power. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Capital Research Global Investors is deemed to beneficially own such securities; however, Capital Research Global Investors expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 12, 2013, by The Vanguard Group. The Vanguard Group reported sole voting power with respect to 1,093,084 shares, sole dispositive power with respect to 41,991,242 shares, no shared voting power, and shared dispositive power with respect to 1,091,603 shares.

(5)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 11, 2013, by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reported sole voting power with respect to 15,980,621 shares, sole dispositive power with respect to 40,557,891 shares, and no shared voting or dispositive power. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)	Information is based on a Schedule 13G filed with the SEC on January 23, 2013, by Manning & Napier Advisors, LLC. Manning & Napier Advisors, LLC reported sole voting power with respect to 33,212,655 shares, sole dispositive power with respect to 39,926,107 shares, and no shared voting or dispositive power.

Security Ownership of Management

The following table sets forth, as of February 28, 2013, information regarding the beneficial ownership of the Company’s common stock by each of the members of the Company’s Board of Directors, each of the executive officers of the Company named in the Summary Compensation Table, and all current executive officers and Directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(2)
David W. Biegler(3)	32,955	*
J. Veronica Biggins(4)	17,000	*
Douglas H. Brooks(5)	30,248	*
William H. Cunningham	33,248	*
John G. Denison(6)	26,748	*
Gary C. Kelly(7)	863,344	*
Nancy B. Loeffler(8)	25,206	*
John T. Montford	18,948	*
Thomas M. Nealon	12,804	*
Daniel D. Villanueva(9)	25,248	*
Tammy Romo(10)	123,449	*
Laura H. Wright(11)	285,636	*
Ron Ricks(12)	412,153	*
Michael G. Van de Ven(13)	376,308	*
Robert E. Jordan(14)	268,001	*
Current Executive Officers and Directors as a Group (15 persons)(15)	2,368,136	*

*	Less than 1%

(1)	Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power with respect to their shares, other than rights shared with spouses pursuant to joint tenancy or marital property laws.

(2)	Amounts include shares subject to options that were exercisable within 60 days of February 28, 2013, whether or not such options were in-the-money or have since expired.

(3)	Includes 4,707 shares held by Mr. Biegler’s spouse and 8,000 shares that Mr. Biegler had the right to acquire within 60 days pursuant to stock options. Of the shares reported, 5,000 shares were pledged under a line of credit.

(4)	Includes 32 shares held by Ms. Biggins’ spouse.

(5)	Includes 10,000 shares that Mr. Brooks had the right to acquire within 60 days pursuant to stock options.

(6)	Includes 10,000 shares that Mr. Denison had the right to acquire within 60 days pursuant to stock options.

(7)	Includes 624,969 shares that Mr. Kelly had the right to acquire within 60 days pursuant to stock options.

(8)	Includes 10,000 shares that Ms. Loeffler had the right to acquire within 60 days pursuant to stock options. These options expired on March 20, 2013.

(9)	Includes 10,000 shares that Mr. Villanueva had the right to acquire within 60 days pursuant to stock options.

(10)	Ms. Romo was appointed as Senior Vice President Finance & Chief Financial Officer effective September 20, 2012. Includes 3,284 shares held for Ms. Romo’s account under the Company’s profit sharing plan, with respect to which she has the right to direct the voting, and 106,698 shares that Ms. Romo had the right to acquire within 60 days pursuant to stock options.

(11)	Ms. Wright’s employment as Senior Vice President Finance & Chief Financial Officer ended effective September 20, 2012. Ms. Wright remained employed by the Company in a non-executive capacity through January 31, 2013. Includes 8,535 shares held for Ms. Wright’s account under the Company’s profit sharing plan, with respect to which she has the right to direct the voting, and 231,902 shares that Ms. Wright had the right to acquire within 60 days pursuant to stock options.

(12)	Includes 303,360 shares that Mr. Ricks had the right to acquire within 60 days pursuant to stock options.

(13)	Includes 600 shares held for Mr. Van de Ven’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting, and 286,334 shares that Mr. Van de Ven had the right to acquire within 60 days pursuant to stock options.

(14)	Includes 8,884 shares held for Mr. Jordan’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting, and 203,220 shares that Mr. Jordan had the right to acquire within 60 days pursuant to stock options.

(15)	In addition to the amounts disclosed in footnotes (3) through (10) and (12) through (14), includes 77,553 shares that the Company’s only other current executive officer had the right to acquire within 60 days pursuant to stock options.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Company is required to provide detailed compensation information in this proxy statement regarding its Chief Executive Officer, the two individuals who served as its Chief Financial Officer during fiscal 2012, and its three other most highly compensated executive officers who were serving as such at the end of fiscal 2012. For 2012, these executive officers, who will be referred to in this proxy statement as the “named executive officers,” were (i) Gary C. Kelly, Chairman of the Board, President, & Chief Executive Officer; (ii) Tammy Romo, Senior Vice President Finance & Chief Financial Officer (effective September 20, 2012); (iii) Laura H. Wright, Senior Vice President Finance & Chief Financial Officer (until September 20, 2012); (iv) Ron Ricks, Executive Vice President & Chief Legal & Regulatory Officer; (v) Michael G. Van de Ven, Executive Vice President & Chief Operating Officer; and (vi) Robert E. Jordan, Executive Vice President & Chief Commercial Officer. Because Ms. Romo was promoted to Chief Financial Officer in September 2012, with the exception of incentive compensation, none of the compensation earned by Ms. Romo for 2012 was subject to Committee approval (Ms. Romo did not receive an increase in compensation at the time of her promotion). Therefore, unless specifically addressed, the compensation discussion below does not cover Ms. Romo’s compensation. For purposes of this Compensation Discussion and Analysis, the Compensation Committee will be referred to as the “Committee.”

Executive Summary

Set forth below is a summary of (i) the Company’s key accomplishments for 2012; (ii) the Company’s overall compensation objectives; (iii) the Committee’s consideration of the Company’s 2012 say-on-pay vote; (iv) the Committee’s overall approach to executive compensation; and (v) the Committee’s executive compensation decisions for 2012.

Company Performance

The Committee’s compensation decisions for 2012 were greatly influenced and supported by the Company’s strong performance in multiple areas. Despite numerous challenges facing the Company and the airline industry, 2012 marked the Company’s 40th consecutive year of profitability, an accomplishment unmatched in the U.S. airline industry. Specific 2012 achievements included the following, among others:

Financial and Strategic Accomplishments

•	The Company set the following full year records:

•	Total operating revenues: $17.1 billion

•	Unit revenues (operating revenues per available seat mile): 13.34 cents

•	Passenger unit revenues (Passenger revenues per available seat mile): 12.56 cents

•	Passenger revenue yield per revenue passenger mile: 15.64 cents

•	Revenue passenger miles (in thousands): 102,874,979

•	Revenue passengers carried: 109,346,509

•	Passengers enplaned: 133,978,100

•	The Company was profitable despite high and volatile fuel prices and necessary investments related to the Company’s strategic initiatives.

•

The Company returned $422 million to its Shareholders through the payment of $22 million in dividends (which was a 57 percent increase over 2011) and the repurchase of approximately 46 million shares of common stock for approximately $400 million (reducing its shares outstanding by almost six percent).

•	The Company ended 2012 with $3.0 billion of core unrestricted cash and short-term investments.

•	Net cash provided by operations for 2012 was $2.1 billion, and the Company generated $716 million in free cash flow* in 2012.

•	The Company repaid $578 million in debt and capital lease obligations.

•	Adjusted for stage length, Southwest and AirTran had lower unit costs, on average, than virtually all major domestic carriers.

•

The Company made significant progress on the integration of AirTran, realizing $142 million in net, pre-tax synergies (excluding acquisition and integration expenses) in 2012 related to the acquisition of AirTran.

•	The Company introduced the Boeing 737-800 into the Southwest fleet in March 2012.

•

The Company retrofitted 239 of Southwest’s 737-700 aircraft with a new 143-seat Evolve interior cabin configuration. By maximizing the space inside the plane, the Evolve configuration allows for the added benefit of six additional seats, along with more climate-friendly and cost-effective materials.

•

The Company equipped the vast majority of Southwest’s 737-700 aircraft with Row 44 WiFi technology, providing its Customers access to satellite-based WiFi and live television. The Company’s fleet of 737-800 aircraft enter into service with the inflight satellite-based service.

•

The Company entered into an agreement to lease or sublease all 88 of AirTran’s Boeing 717-200 aircraft over the next few years. Replacement of the Boeing 717 aircraft capacity with Boeing 737 capacity provides revenue opportunities with more seats per aircraft, while costing approximately the same amount to fly on a per-trip basis as the larger Boeing 737 aircraft.

•

The results of the Company’s All-New Rapid Rewards frequent flyer program exceeded the Company’s expectations with respect to the number of new frequent flyer members, the amount spent per member on airfare, the number of flights taken by members, the number of Southwest’s co-branded Chase® Visa credit card holders added, the number of points sold to business partners, and the number of frequent flyer points purchased by program members.

•	The Company was recognized by Barrons as one of America’s Top 500 companies.

Operational Accomplishments

•

Based on the most recent data available from the U.S. Department of Transportation, as of September 30, 2012, Southwest was the largest domestic air carrier in the United States, as measured by the number of domestic originating passengers boarded.

•

The Company received a single operating certificate from the Federal Aviation Administration in March 2012 (ten months after the close of its AirTran acquisition), which allowed the Company to begin the operational integration of Southwest and AirTran.

•	Southwest obtained the necessary Federal Aviation Administration approvals to conduct operations, under certain circumstances, outside of the continental United States.

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The City of Houston, Texas, approved an expansion plan to allow the Company to design and construct five additional gates and a U.S. customs facility at Houston’s William P. Hobby Airport, which would allow Southwest to provide international service from that airport.

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Southwest added service to two new states (Georgia and Iowa) and six new airports: Hartsfield-Jackson Atlanta International Airport; Akron-Canton Regional Airport; Dayton International Airport; Des Moines International Airport; Key West International Airport; and Ronald Reagan Washington National Airport.

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AirTran added new destinations, Mexico City and Cabo San Lucas, and new international service from Denver, Colorado; Chicago, Illinois; Austin, Texas; San Antonio, Texas; and Orange County, California.

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In connection with its Co-Mingled Recycling Program, Southwest was the co-winner of the PR News 2012 CSR Award for Recycling. Southwest ranked sixth in the Transportation & Logistics industry sector of Newsweek’s Green Rankings 2012: U.S. Companies.

•	Southwest was recognized as Eco-Pioneer of the Year by Air Transport World Magazine.

Customer Service Accomplishments

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According to the Department of Transportation’s Air Travel Consumer Report, Southwest improved its ontime performance to 83.1 percent in 2012 from 81.3% in 2011 and improved its placement among all major U.S. carriers from tenth place to sixth place.

•	According to the Department of Transportation’s Air Travel Consumer Report, Southwest received the lowest ratio of complaints per passenger boarded of all U.S. carriers for the fifth consecutive year.

•	Southwest was recognized as Best Airline Customer Experience by the Temkin Group.

•	Southwest was recognized as the tenth most admired Company in the world by FORTUNE magazine’s 2012 survey of corporate reputations.

•	Southwest was named a 2012 Customer Service Champion by J.D. Power based on customer feedback regarding service excellence.

•	Southwest was included in MSN Money’s 2012 Customer Service Hall of Fame.

Accomplishments as an Employer

•	The Company achieved its 40th consecutive year of profitability without ever having furloughed an Employee.

•	By the end of 2012, all Southwest and AirTran union workgroup seniority integration methodologies had been resolved.

•	The Company transferred over 2,100 AirTran Employees to Southwest.

•	The Company was recognized as the 17th best place to work by the Glassdoor.com Employees’ Choice Awards.

•	The Company was named one of the best companies for Diversity Practices by Hispanic Business.

•	The Company was named as one of the 2012 Top 100 Military Friendly Employers by G.I. Jobs magazine.

•	The Company was recognized by Chief Executive Magazine as one of the 40 best companies for leaders.

*	See Note Regarding Use of Non-GAAP Financial Measures at the end of this Compensation Discussion and Analysis.

Company-Wide Compensation Objectives

The overall objective of the Company’s compensation program is to promote and reward productivity and dedication to the overall success of the Company and to thereby also support the Company’s overarching objective of attaining sustainable profits and preserving job security.

Because approximately 83 percent of the Company’s Employees are subject to collective bargaining agreements that govern their compensation structure (these Employees are referred to as “contract Employees”), these negotiated agreements also factor significantly into Company-wide compensation decisions, including executive compensation decisions. The Company’s compensation program for contract Employees is generally the same in structure as its compensation program for non-contract Employees, except that the levels of compensation for contract Employees are generally determined pursuant to the terms of their collective bargaining agreements.

Compensation Committee’s Consideration of 2012 Say-on-Pay Vote

At its 2012 Annual Meeting of Shareholders, votes in favor of approving the Company’s named executive officer compensation constituted almost 97 percent of the shares voted either for or against the proposal. The Committee interpreted the results of the Company’s 2012 say-on-pay vote as an endorsement of (i) the Committee’s overall compensation philosophy and structure, (ii) the Company’s executive pay levels generally, and (iii) the Committee’s justifications for its individual executive compensation decisions. Nevertheless, the Committee continued its practice of considering current governance trends and investor governance policies as part of its compensation deliberations. For example, in January 2013 the Committee took these factors into account in adopting a clawback policy and share ownership guidelines. In addition, in January 2013 the Committee adopted the Southwest Airlines Co. Senior Executive Short Term Incentive Plan to reinforce its commitment to enhancing the performance-based aspect of the Company’s executive compensation program. The clawback policy, share ownership guidelines, and Senior Executive Short Term Incentive Plan are discussed below under “Implementation of Significant Corporate Governance and Compensation Policies and Practices.”

Compensation Approach

Overall Approach; Multi-Year Plan. In approaching executive compensation decisions, the Committee seeks to provide a balance between (i) compensation that is adequate for retention purposes and (ii) compensation that is appropriately linked to performance. Since 2010, with the input and assistance of its independent compensation consultant (Pay Governance LLC), the Committee has been executing a multi-year plan designed to accomplish this balance.

Retention. The Committee believes that, to be retentive, executive compensation should be within a reasonable range of median compensation based on available market data both within and outside of the airline industry. Commencing in 2010, the Committee’s multi-year plan was designed to address significant ongoing retention concerns by gradually moving total compensation, which has been below acceptable levels, closer to a reasonable range of median compensation primarily through increases to annual bonus and equity compensation opportunities. For purposes of this Compensation Discussion and Analysis, references to “retention value,” “acceptability,” “adequacy,” “competitiveness,” and “appropriateness” of compensation (and similar references), as well as comparisons to “market,” should be interpreted in the context of this Committee objective. The market data considered by the Committee is discussed below under “Role of Independent Compensation Consultant; Benchmarking; Market Data.”

Pay for Performance. In addition to addressing unacceptable compensation levels, the Committee’s multi-year plan has the objective of linking a higher percentage of pay to performance by increasing short-term (annual bonus) and long-term (equity) incentive compensation as a percentage of total pay.

The chart on the following page illustrates the progress the Committee has made to date as a result of its multi-year plan (amounts include compensation to the extent required to be reported in the Summary Compensation Table pursuant to the compensation disclosure rules of the SEC).

In approaching executive compensation decisions, the Committee also seeks to achieve internal equity by assessing the roles, responsibilities, and levels of accountability of the named executive officers relative to (i) each other; (ii) other officers; and (iii) other Employees, including contract Employees. For purposes of this Compensation Discussion and Analysis, references to “internal equity” should be interpreted in this context.

Summary of 2012 Executive Compensation

2012 Base Pay. For 2012, the Committee approved base pay increases for just two of the named executive officers: Mr. Jordan and Mr. Ricks. In making its 2012 base pay decisions, the Committee primarily took into account the Committee’s commitment to decreasing the percentage of guaranteed pay relative to total compensation. In addition, Mr. Kelly proactively requested that the Committee not increase his base pay for 2012 and has also requested that the Committee not increase his base pay for 2013. Mr. Jordan’s and Mr. Ricks’ increases were designed to address internal equity based on input from the independent consultant and the Chief Executive Officer with respect to their roles, responsibilities, and level of accountability within the Company. In addition, the Committee assessed the adequacy of Mr. Jordan’s and Mr. Ricks’ base pay relative to multiple market reference points provided by the Committee’s independent consultant. Additional information regarding 2012 base pay is provided below under “Determination of 2012 Executive Compensation; Analysis of Individual Compensation Elements – Salary.”

2012 Short-Term Incentive Compensation. Since 2010, the Committee has, by design, increased pay at risk as a percentage of total compensation. To accomplish this, the Committee has applied a structured and multi-dimensional approach to short-term incentive compensation by evaluating Company performance in the context of the Company’s “Management Incentive Scorecard.” For 2012, the Management Incentive Scorecard included four broad categories of performance indicators: (i) Every Dollar Matters (Financial Results and Success as Low-Cost Provider), (ii) Every Employee Matters (Quality of Workplace), (iii) Every Flight Matters (Quality of Operations), and (iv) Every Customer Matters (Quality of Customer Experience).

All of the named executive officers received bonuses for 2012, and four of the named executive officers, including the Chief Executive Officer, received increases over the amounts for 2011. Bonuses were awarded to reward the named executive officers for the Company’s numerous and significant accomplishments as they related to the Management Incentive Scorecard performance indicators. In determining the size of the bonuses, the Committee took into account the Chief Executive Officer’s strong view that, despite the Company’s overall level of accomplishments, there were areas of financial performance that should have been stronger, in particular the Company’s pre-tax return on invested capital (the Chief Executive Officer received an increase of only 3.9 percent). Bonuses were also based in part on individual performance. The Management Incentive Scorecard and the Committee’s individual bonus determinations are discussed in more detail below under “Determination of 2012 Executive Compensation; Analysis of Individual Compensation Elements – Bonus.”

2012 Long-Term Incentive Compensation. In 2012, each of the named executive officers received an increase in equity compensation, four of which (including the Chief Executive Officer’s) were significant. The value of the equity grants were the same for Ms. Wright, Mr. Ricks, Mr. Van de Ven, and Mr. Jordan. The size of all of these grants reflects the Committee’s continued efforts to (i) increase equity compensation as a percentage of total compensation, (ii) vary pay for performance levels, (iii) further align executive pay with Shareholder value, and (iv) provide appropriate total compensation opportunities for each of the named executive officers. In addition, the Committee considered performance and achievements since the May 2011 equity awards, which included the named executive officers’ contributions to the Company’s sustained financial and operational performance and its strategic initiatives, in particular the Company’s acquisition and integration of AirTran. The grants were made in May 2012; therefore, the size of Ms. Romo’s grant reflects the relative level of her roles and responsibilities prior to her promotion to Chief Financial Officer. Additional detail regarding the 2012 equity grants is included below under “Determination of 2012 Executive Compensation; Analysis of Individual Compensation Elements – Equity.”

Role of Independent Compensation Consultant; Benchmarking; Market Data

The Committee receives information and input from its independent compensation consultant regarding, among other matters, market data and competitive compensation trends and practices. For 2012, the data provided by the consultant included reviews of the named executive officers’ base salary, annual bonus, total cash compensation (base salary plus short-term incentives/annual incentive bonus), long-term incentive compensation (equity), and total direct compensation (total cash compensation plus long-term incentive compensation) relative to similar positions reported in (i) the Towers Watson 2011 and 2012 Executive Compensation databases, which provided general industry data; (ii) Towers Watson’s custom survey, The Airline Industry Compensation Survey, which provided airline industry data; and (iii) proxy statements that included airline industry data.

The Committee did not directly target any individual named executive officer’s compensation against the market data because the data (i) was not necessarily comprehensive and (ii) did not always include exact matches to the Company’s executive positions (which in many cases involve a unique combination of responsibilities that do not correspond directly to the roles that are included in the surveys). Instead, the data provided multiple external reference points for the Committee’s consideration in determining the appropriateness of its executive pay decisions. Because of the limited amount of airline industry data, the Committee believes it is important to acknowledge the broader compensation data provided by general industry surveys, which also serve as indicators of the named executive officers’ potential value to other organizations who might seek to hire them.

The Committee does not seek to calibrate executive pay levels to specific market targets. However, as a general philosophy, the Committee believes total compensation (i.e., the sum of base salary, annual bonus, and equity compensation) should be within a reasonable range of median compensation levels based on available market data both within and outside of the airline industry. To address this objective, the Committee emphasizes total compensation when making pay decisions. Further, the Committee believes it is appropriate for the Company to set base salaries below market median and deliver the majority of compensation through a combination of bonus and equity compensation.

The market data considered by the Committee is discussed below.

General Industry

Towers Watson Executive Compensation Databases. The general industry data provided by the Committee’s consultant included information from companies participating in the Towers Watson 2011 and 2012 Executive Compensation databases. At the request of the Committee, the consultant identified industries within the databases that it considered to be representative of consumer-oriented industries (defined broadly to include hospitality, transportation, media, retail, and similar industries). The resulting groups were composed of all companies (as opposed to selected companies) in the databases within such industries (48 companies from the 2011 database and 42 companies from the 2012 database). Where possible, the data was then adjusted by the independent consultant to take into account differences in company size.

Airline Industry

Towers Watson Custom Survey. The airline industry data provided by the independent consultant included information from the Towers Watson 2009 custom survey, The Airline Industry Compensation Survey, which included data for the following eight airlines that chose to participate in the survey: AMR Corporation (the parent company of American Airlines, Inc.), Continental Airlines, Delta Air Lines, Inc., Frontier Airlines, JetBlue Airways Corporation, United Airlines, US Airways Group, and Southwest Airlines (data for this group was collected prior to the Continental-United merger and the American Airlines bankruptcy filing)

Proxy Statement Data. The airline industry data provided by the independent consultant also included information from the 2011 and 2012 proxy statements of the following companies: Alaska Air Group Inc., AMR Corporation, Delta Air Lines, Inc., JetBlue Airways Corporation, United Continental Holdings, Inc., and US Airways Group.

Local CEO Data

In addition to the data provided by its independent consultant, from time to time the Compensation Committee also takes into account the compensation of other chief executive officers in the Dallas-Fort Worth area as an additional touch-point for determining the adequacy of Mr. Kelly’s compensation from a retention standpoint.

Role of Management

At the Committee’s request, the Company’s Chief Executive Officer and Chief People Officer provide regular input regarding compensation designs and recommendations presented to the Committee. The Chief Executive Officer provides regular input on compensation matters based on his day-to-day interaction with Employees at all levels of the Company, both contract and non-contract. The Chief Executive Officer, with the assistance of the Chief People Officer, also specifically reviews with the Committee the relative roles and responsibilities of the Company’s other executive officers, and the Chief Executive Officer reviews with the Committee the relative performance of the Company’s other executive officers and provides input with respect to their compensation generally and their compensation relative to each other. The Chief People Officer works with the Compensation Committee Chair and the Compensation Committee’s independent consultant to provide market data and recommendations with respect to the Chief Executive Officer’s compensation.

The input from the Chief Executive Officer and the Chief People Officer not only assists the Committee with its compensation decisions, it serves a valuable purpose in connection with the Company’s succession planning. Although the Committee is not obligated to accept any of the Chief Executive Officer’s recommendations, the Committee gives considerable weight to any such recommendations because of the Chief Executive Officer’s ability to directly observe on a day-to-day basis each officer’s contributions and performance. In addition, the Chief Executive Officer regularly travels to visit with Employees at all levels in varying locations and is able to relay Employee concerns that he believes should be considered by the Committee as it addresses matters of internal equity. Additional information regarding management’s role with respect to executive compensation determinations is included below.

Determination of 2012 Executive Compensation; Analysis of Individual Compensation Elements

Set forth below is a discussion of (i) each of the elements of the Company’s compensation program for all non-contract Employees, including the Company’s named executive officers; (ii) the purposes and objectives associated with each element; (iii) the manner in which each element fits within the Company’s overall compensation objectives and decisions with respect to other elements; (iv) the Committee’s determinations regarding the amounts paid or to be paid to each of the named executive officers for 2012; and (v) where applicable, the involvement of the Committee’s independent consultant and members of management in compensation decisions. Although the Committee strongly considers the Company’s overall compensation objectives disclosed above, all executive compensation decisions are ultimately within the Committee’s discretion.

Salary

Objective of Base Pay. The Company’s objective with respect to base pay is to provide a reasonable (around the mid-range of market), as opposed to highly competitive, base level of monthly income relative to an Employee’s job responsibilities and the market for the Employee’s skills (both within and outside of the airline industry).

Approach to 2012 Base Pay. For 2012, the Committee approved increases in base pay for just two of the named executive officers: Mr. Jordan and Mr. Ricks. The Committee took into account a number of factors when determining base pay for the named executive officers, including (i) the nature and scope of each of the named executive officer’s roles and responsibilities; (ii) the potential value of the named executive officers to other organizations (retention), (iii) internal equity; (iv) market data; (v) the Committee’s decision, in accordance with its multi-year plan, to place a greater emphasis on performance-based elements of compensation relative to base (guaranteed) pay; (vi) the Committee’s evaluation of each named executive officer’s individual performance; and (vii) the Chief Executive Officer’s recommendations with respect to the compensation of the other named executive officers.

The Committee’s decision not to approve any increase in Mr. Kelly’s base pay for 2012 was at the request of Mr. Kelly, and Mr. Kelly has also requested that he not receive an increase in base pay for 2013. The Committee’s decision to increase base pay for just two of the other named executive officers reflected the Committee’s general commitment to placing a greater emphasis on performance-based (pay at risk) elements of total compensation as opposed to guaranteed pay. With respect to Mr. Jordan, the Committee deemed a moderate increase in base pay to be appropriate because of (i) Mr. Jordan’s additional responsibilities and accountability as President of AirTran; (ii) his additional responsibilities with respect to revenue management, marketing, and Customer Service and Support; (iii) market data provided by the independent consultant, which the Committee used to assess the adequacy of his pay compared to market; and (iv) internal equity considerations, given the nature and scope of his added responsibilities. With respect to Mr. Ricks, the Committee deemed a moderate increase in base pay to be appropriate to address internal equity considerations, given the nature and scope of his responsibilities relative to other members of the Company’s leadership team. In addition, the Committee assessed the adequacy of Mr. Ricks’ base pay relative to market data provided by the independent consultant. Subsequent to year-end 2012, the Committee increased Ms. Romo’s base pay to $400,000 to reflect her additional accountability and responsibilities as Chief Financial Officer, and her continued responsibilities for Financial Planning and Analysis, as well as Strategic Planning functions.

Bonus

Objectives of Short-Term Incentive Compensation. The Committee believes short-term incentives are necessary to attract and retain Employees at the senior leadership level and above, in particular at the officer level, given the typical use of bonuses in the market in which the Company competes for executive talent. Bonus opportunities are also provided at these levels generally to (i) reflect the additional time, responsibility, and accountability associated with senior positions; (ii) create the opportunity for total compensation to reach a level that is within a reasonable range of median in the marketplace; and (iii) further incentivize management to contribute to the Company’s overall annual performance.

Approach to 2012 Short-Term Incentive Compensation.

Management Incentive Scorecard. The Committee believes the named executive officer bonuses for 2012 were justified based solely on the extensive Company accomplishments discussed above under “Executive Summary.” However, in order to apply a more structured and multi-dimensional approach to awarding pay for performance, the Committee considered the Company’s 2012 accomplishments within the framework of the Company’s Management Incentive Scorecard. The 2012 Management Incentive Scorecard (the “2012 Scorecard”) included four broad categories of performance indicators, which are set forth below along with the Company’s related accomplishments.

2012 Scorecard Performance Indicator	Related Company Accomplishments
Every Dollar Matters (Financial Results and Success as Low-Cost Provider)	Examples of the Company’s accomplishments in this area are discussed in the Executive Summary above under the heading “Financial and Strategic Accomplishments.”
Every Employee Matters (Quality of Workplace)	Examples of the Company’s accomplishments in this area are discussed in the Executive Summary above under the heading “Accomplishments as an Employer.”
Every Flight Matters (Quality of Operations)	Examples of the Company’s accomplishments in this area are discussed in the Executive Summary above under the heading “Operational Accomplishments.”
Every Customer Matters (Quality of Customer Experience)	Examples of the Company’s accomplishments in this area are discussed in the Executive Summary above under the heading “Customer Service Accomplishments.”

Since 2010, the Committee has used a management incentive scorecard to inform its short-term incentive decisions because (i) the Company’s management scorecards are designed to correlate to the manner in which the Company manages and measures its own performance generally (i.e., the goals are highly relevant to the

Company, its Shareholders, its Customers, and its Employees); (ii) the management scorecard concept has been in existence and communicated in varying forms since the end of 2004 and therefore incorporates standards with which Employees are familiar and to which Employees should therefore respond; (iii) a management scorecard provides visibility to the Committee regarding what management communicates to its Employees as important and enables the Committee to take into account the Chief Executive Officer’s specific views regarding the areas within the scorecards that require the most focus at any given point in time; (iv) a management scorecard creates a multi-dimensional mechanism to evaluate Company performance, so that factors that are deemed significant to operational and other performance may be considered in addition to financial measures; (v) the use of a multi-dimensional guide for determining bonuses mitigates the risk that can be created when financial results are the only drivers of incentive payments; and (vi) individualized objectives can be customized based on applicable goals within the scorecard.

Targets, Metrics, and Weightings. For 2012, the Committee discussed on an ongoing basis (i) the current relevance of the performance indicators included within the 2012 Scorecard, (ii) how best to measure actual performance against the performance indicators and if and how specific targets and metrics might be applied, (iii) the risks and benefits associated with evaluating performance based solely on mechanical or formulaic targets and metrics, and (iv) to what extent bonus determinations should be based on individual performance versus Company performance. As part of these discussions, the Committee concluded it would not be advisable to apply overly mechanical or formulaic targets, metrics, or weightings with respect to its 2012 short-term incentive decisions for the following reasons.

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The Committee believes the Company’s scorecards should be continually monitored to be in sync with the Company’s priorities at any given time and that the application of strict performance targets and metrics could limit the Committee’s ability to take into account unexpected events, both positive and negative, during any given year.

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The Committee believes it is advisable to retain the flexibility to shift the emphasis and/or priorities with respect to individual goals and thereby re-focus Employee energy in response to changes in business strategies and that Employees should be encouraged to perform based on what is most critical to the Company at any point in time, rather than be driven by inflexible targets and metrics.

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The Committee does not believe there is only one correct manner in which to weight performance metrics, in particular given the volatility of the airline industry and the number of factors that are out of the Company’s control.

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The Committee believes its approach serves to mitigate the Employee risk-taking that can result from a strict application of performance targets and metrics, in particular financial targets and metrics.

Use of Discretion. As a result of the considerations discussed above, instead of applying rigid metrics to the 2012 Scorecard, the Committee viewed the 2012 Scorecard as a touch-point to which reasoned judgment could be applied taking into account other factors such as (i) the nature and extent of the Company’s accomplishments; (ii) input from the Committee’s independent consultant; (iii) individual contributions, roles, and responsibilities, which, by their nature, can involve subjective assessments; and (iv) other factors the Committee deemed significant. For example, for 2012, the Committee took into account the Chief Executive Officer’s strong view that, despite the Company’s overall level of accomplishments relative to the 2012 Scorecard performance indicators, there were areas of financial performance that should have been stronger. In particular, Mr. Kelly requested that the Committee take into consideration the fact that the Company had not met its publicly-stated pre-tax return on invested capital goal of 15 percent.

Individual Bonus Determinations for the Named Executive Officers. The Committee approved individual named executive officer bonus amounts based on (i) Company performance relative to the 2012 Scorecard; (ii) the named executive officers’ individual contributions to the Company’s performance (including the factors covered by the 2012 Scorecard and the factors discussed below); and (iii) the named executive officers’ relative levels of responsibility, accountability, and performance.

In determining the size of the named executive officers’ bonuses relative to other Employees of the Company, the Committee took into account the fact that these are the individuals who, because of their roles and responsibilities, have the ability to most directly impact the Company’s overall results, as well as the most accountability for the Company’s results. For the same reason, a significant portion of each of the named executive officer’s bonus was tied to overall Company performance; however, no specific weightings were applied to Company versus individual performance. Additional factors considered by the Committee in determining the bonus amounts for the Chief Executive Officer and the other named executive officers are discussed below.

Chief Executive Officer. In assessing the Chief Executive Officer’s individual performance, the Committee specifically rewarded Mr. Kelly for his strategic vision and contributions to all of the Company’s 2012 achievements, in particular the following: (i) the Company’s record financial results despite a sluggish economy, which reflect in part Mr. Kelly’s vision with respect to the Company’s strategic initiatives; (ii) the Company’s progress with respect to its integration of AirTran; (iii) the success of the Company’s All-New Rapid Rewards frequent flyer program; (iv) the Company’s introduction of the Boeing 737-800 into its fleet; (v) the Company’s fleet modernization; and (vi) the Company’s operational improvements.

Other Named Executive Officers. In assessing the individual performance of the other named executive officers, the Committee relied heavily on the Chief Executive Officer’s and Chief People Officer’s input regarding the relative roles, scope of responsibilities, and performance of these officers with respect to the Company’s 2012 results, as well as their respective contributions to the Company’s ongoing initiatives. Specifically, the following contributions of the other named executive officers were key to the Company’s achievements:

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the contributions of Mr. Jordan and his departments with respect to the integration of AirTran and Mr. Jordan’s strategic leadership and effectiveness in his roles as the Company’s Chief Commercial Officer and as President of AirTran;

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the contributions of Mr. Ricks and his departments with respect to governmental and airport affairs (e.g., his work in connection with the Love Field Modernization Program and his success in obtaining approval of the Houston Hobby expansion plan);

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the contributions of Mr. Van de Ven with respect to the Company’s (i) operational excellence during 2012, (ii) fleet modernization projects, (iii) Southwest and AirTran union integration, and (iv) achievement of fleet and maintenance cost savings;

•	the contributions of Ms. Wright and her departments with respect to the Company’s fleet modernization and cost-cutting initiatives; and

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Ms. Romo’s outstanding performance leading all planning functions, including Financial Planning and Analysis and Strategic Planning functions, and the contributions of such functions to the Company’s success with its strategic initiatives.

In determining individual bonus amounts, the Committee also took into account market data provided by the independent consultant to help it gauge the appropriateness of the named executive officers’ bonuses (i) relative to the market data and (ii) as a percentage of total compensation.

Equity

Objectives of Equity Compensation. Equity awards are used by the Company (i) to attract and retain Employees; (ii) as an incentive and reward for achievement of the Company’s long-term objectives; and (iii) to further align the interests of the Company’s Employees with those of its Shareholders.

Because the Company is subject to limitations on the number of shares it may issue pursuant to awards under equity plans, during 2012 equity was granted at the senior management level and to members of the Board of Directors. The Committee, with the input of its independent consultant, has concluded that senior management positions are currently the positions with respect to which equity can most effectively serve as an attraction and retention mechanism. In addition, equity serves as a mechanism that can serve to further align senior management’s compensation with the Company’s overall business results. With respect to other Employees, the Company has decided to place more emphasis on cash compensation.

Approach to Equity Compensation. The Committee applies its judgment in awarding long-term incentive (equity) compensation, which involves informing itself of (i) practices and levels of equity pay in the market for a given position, (ii) the Company’s performance relative to enhancing Shareholder value, and (iii) an individual’s specific performance. With respect to the equity awards granted in 2012, the Committee considered:

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market data to assess (i) the percentage of the named executive officers’ overall compensation that should be provided in the form of equity, (ii) the equity values viewed as necessary for the named executive officer grants to be competitive, and (iii) the values viewed as necessary to provide for competitive total compensation opportunities;

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the Company’s performance and achievements relative to Shareholder value, including performance and achievements since the Committee’s prior equity awards, such as the Company’s sustained financial and operational performance and the acquisition and integration of AirTran; the Committee also considered the lack of improvement in the Company’s pre-tax return on invested capital; and

•	the respective roles and responsibilities of the named executive officers and their contributions to the Company’s performance and accomplishments.

Individual Equity Determinations for the Named Executive Officers.

Chief Executive Officer. In its judgment, the Committee believes an appropriate, market-competitive, long-term incentive award for the Chief Executive Officer should be approximately five times base salary, which accounts for what the Committee considers to be a below-median salary level. The equity award granted to the Chief Executive Officer in 2012 was set below the Committee’s target, at approximately 3.3 times his base salary, reflecting:

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the Chief Executive Officer’s strong performance and significant contributions relative to the Company’s success with its strategic initiatives, including, among others, the Company’s acquisition and integration of AirTran and its fleet modernization efforts; and

•	the lack of improvement in the Company’s return on invested capital in relation to its objective of achieving a 15 percent pre-tax return on invested capital.

The Committee also takes into account other events of significance to Shareholders. Other than as discussed above, there were no such events that influenced the Committee’s decisions with respect to equity awards during 2012.

Other Named Executive Officers. With the exception of Ms. Romo, the other named executive officers received significant equal grants of restricted stock units, which awards reflect the Committee’s desire that a significant portion of their future compensation opportunities be directly aligned with the interests of other Shareholders, as the compensation opportunity associated with equity awards fluctuates with the Company’s stock price. The Committee took into account data from its independent consultant and the Chief People Officer regarding the percentage of overall compensation that should be provided in the form of equity and the number of restricted stock units that would be necessary to bring their total compensation opportunities to an adequate level. In addition, the grants served as a reward for their contributions to the Company’s success and progress with its strategic initiatives, in particular the Company’s acquisition and integration of AirTran. The grants were made in May 2012; therefore, the size of Ms. Romo’s grant reflects the relative level of her roles and responsibilities prior to her promotion to Chief Financial Officer.

As with the Chief Executive Officer, the Committee judges the appropriateness of the other named executive officers’ equity awards by comparing each of their awards, as a multiple of salary, with market data. Based on its judgment, the Committee believes it appropriate to set the other named executive officers’ equity levels at the upper end of market median to offset base pay that the Committee considers to be at a below-median level; however, in setting actual equity levels, the Committee also takes into account both Company and individual performance.

Timing of Grants. The Committee considers regular discretionary equity grants in May of each year around the time of the Company’s annual meeting of Shareholders. The Committee has chosen this timing because, based on its relationship to the timing of quarterly and full-year financial results, it is typically a time at which the Company is not in possession of material non-public information. Should the current timing of grants coincide with a time at which the Company is in possession of material non-public information, the Company will adjust the timing of grants to be in accordance with the Company’s policy not to grant equity at a time at which it is in possession of material non-public information.

Qualified Retirement Benefits

Southwest offers tax-qualified 401(k) and profit sharing plans to all eligible Employees, including the named executive officers. Southwest’s 401(k) and profit sharing plans are intended to be competitive in the market and include five-year vesting provisions that are designed to contribute to Employee loyalty and retention. Southwest’s 401(k) plans provide for a dollar-for-dollar match on Employee contributions, subject to limits specified by the Board, applicable collective bargaining agreements, and the Internal Revenue Code and applicable Treasury Regulations. Southwest’s profit sharing plan provides for an annual Company contribution to Employee accounts equal to a uniform percentage of each Employee’s compensation up to an amount that is cumulatively equal to 15 percent of the Company’s operating profit (as defined in the plan) for the year. The profit sharing plan is intended to serve as an incentive and reward to Employees because the plan is based on overall Company profitability. Therefore, it effectively serves as a bonus component of compensation for the Company’s Employees at all levels. The numbers for 2012 in the “All Other Compensation” column of the Summary Compensation Table reflect fluctuations in profit sharing contributions based on fluctuations in the Company’s profitability for the three years covered by the table. AirTran Employees continue to participate in the AirTran Airways, Inc. 401(k) Plan, AirTran Airways Pilot Retirement Savings and Investment Plan, and AirTran Airways Technical Operations Retirement Savings Plan, as applicable.

The Committee did not consider the value of its retirement plans when establishing other compensation elements and amounts for the named executive officers in 2012 because of the broad-based nature of these benefits and the relatively small portion of total executive compensation represented by them.

Deferred Compensation

Southwest offers nonqualified deferred compensation arrangements to Employees who are subject to certain limits established by the Internal Revenue Code with respect to qualified plan contributions. Because these arrangements by their nature are tied to the qualified plan benefits, they are not considered when establishing salary and bonus elements and amounts. The Company’s excess benefit plan is available to Employees with amounts that cannot be contributed to the 401(k) or profit sharing plans due to limits under Section 415(c) of the Internal Revenue Code. Named executive officers who do not elect to participate in the Company’s excess benefit plan receive payment in the form of cash equal to the contribution the executive otherwise would have been entitled to receive pursuant to the terms of the excess benefit plan. The cash payment is made at the same time as the named executive officer would have otherwise received a contribution to the excess plan.

The excess benefit plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2012.” Southwest also maintains two nonqualified deferred compensation plans that are available to pilots only, pursuant to the terms of their collective bargaining agreement. In addition, Mr. Kelly has an individual deferred compensation arrangement pursuant to which the Company credits to Mr. Kelly’s account an amount equal to any Company contributions that would otherwise have been made on his behalf to the Company’s qualified plans, but that exceed the limits under Sections 415(c) and 401(a)(17) of the Internal Revenue Code for qualified plans. Mr. Kelly’s deferred compensation bears interest at 10 percent, the interest rate established in 1982 when the first arrangement of this type was put into place with respect to the Company’s Chairman Emeritus, Mr. Herbert D. Kelleher. Mr. Kelly’s deferred compensation arrangement is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2012.”

Change-in-Control Arrangements

The Company has established change-in-control arrangements for all of its Employees for the purpose of offering protection in the event of a termination of employment following a change-in-control. All officers of the Company, including the Chief Executive Officer and the other named executive officers, are parties to the Company’s Executive Service Recognition Plan Executive Employment Agreements. In general, in the event of termination subsequent to a change-in control, these agreements provide for a maximum incremental benefit approximately equal to (i) one year of salary and (ii) two years of bonus. In addition, the Company’s equity plans provide for acceleration of any unvested stock options at the time of a change-in-control. The terms of these arrangements are discussed in detail below under “Potential Payments Upon Termination or Change-in-Control.”

The remainder of the Company’s Employees are provided change-in-control benefits through the Company’s Change of Control Severance Pay Plan (to the extent they are not otherwise beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough).

The Company’s change-in-control arrangements were all put in place in the 1980s and do not have any impact on the rest of the Company’s other compensation elements because any incremental benefit from these arrangements is not triggered unless there is a termination of employment following a change-in-control. The Company believes it is appropriate to keep these arrangements in place, in particular for the Company’s officers, because the Company believes they serve to (i) continue to attract and retain well-qualified executive personnel and (ii) enhance the retention of the Company’s officers to carry on the Company’s business as usual in the event of any real or rumored possibilities of a change-in-control of the Company. In particular, with respect to the Chief Executive Officer, a change-in-control arrangement is intended to provide some assurance that, should the Company receive proposals from third parties with respect to its future, he can, without being influenced by the uncertainties of his own situation, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate.

Perquisites and Other Benefits

All of the Company’s Employees and their immediate family members are eligible to fly free on Southwest Airlines and AirTran Airways on a standby basis, and the Company’s officers, including the named executive officers, and their spouses and dependent children are eligible to fly free on Southwest Airlines and AirTran Airways on a reserved seat basis. In addition, the Company’s officers are entitled to eight free roundtrip flight passes that they may give to anyone of their choice except for other Employees. The Company’s officers also receive Company-paid physicals subject to a limit of $4,000 per year for the officers and their spouses. The Committee believes the differences in the rights of the Company’s officers compared to the rights of other Employees are justified based on the additional time, responsibilities, and accountability associated with the officer positions. In addition, the difference reflects a cost/benefit analysis associated with whether or not to provide officer level flight privileges to all Employees. The named executive officers, like the Company’s other contract and non-contract Employees, also participate in various Employee benefit plans, including medical and dental care plans; life, accidental death and dismemberment and disability insurance; and vacation and sick time. These elements of compensation are not taken into account when establishing salary and bonus elements and amounts.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the federal tax deductibility of compensation paid to a named executive officer, including compensation received upon exercise of stock options. Section 162(m) provides an exception to such limitation for certain performance-based compensation. The Company’s Amended and Restated 2007 Equity Incentive Plan has been designed to satisfy the conditions of such exception to the extent necessary, feasible, and in the best interests of the Company.

Overall, the Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation. However, the Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m).

The Company and the Committee have also addressed the final regulations that were enacted under Section 409A of the Internal Revenue Code. These regulations impacted Committee decisions with respect to the Company’s employment and change-in-control agreements, as well as the Company’s nonqualified deferred compensation arrangements.

Implementation of Significant Corporate Governance and Compensation Policies and Practices

Since the Company’s 2012 Annual Meeting of Shareholders, the Committee has adopted a clawback policy and share ownership guidelines and has also adopted the Southwest Airlines Co. Senior Executive Short Term Incentive Plan.

Clawback Policy

The Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly-reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

Share Ownership Guidelines

The Committee has adopted share ownership guidelines for the Company’s executive officers and Board members. The Company’s Chief Executive Officer is expected to meet a share ownership level with a value equal to or exceeding five times his annual base salary, and all other executive officers are expected to meet a share ownership level with a value equal to or exceeding three times their annual base salary. Members of the Board are expected to meet a share ownership level with a value equal to or exceeding three times their annual cash retainer for Board services. “Share ownership” is defined to include shares of the Company’s common stock (including shares held in the Company’s profit sharing plan), unvested restricted stock units, and performance shares held pursuant to the Company’s Outside Director Incentive Plan. The Company’s executive officers are expected to meet the stated ownership levels within five years of becoming an executive officer; except that the Company’s current executive officers who have already served as such for five years have two years from January 30, 2013 to meet the stated ownership levels. Members of the Board are expected to meet the stated ownership level within three years of becoming a Board member, except that current Board members who have already served as such for three years have two years from January 30, 2013, to meet the stated ownership level. The Committee has the authority to monitor and adjust these ownership guidelines as it deems appropriate from time to time.

Senior Executive Short Term Incentive Plan

In January 2013, the Committee took a step further towards applying a more structured approach to short-term incentive compensation by adopting the Southwest Airlines Co. Senior Executive Short Term Incentive Plan. The Incentive Plan provides for the payment of cash bonuses based on the Committee’s discretion and judgment taking into account attainment of performance targets that are pre-established by the Committee. The Committee has the authority to determine the performance measures to be used under the Incentive Plan, which may include, for example, financial and operational performance measures, both internal and external. The Committee also has the authority to establish separate performance targets with respect to individual performance criteria, which may or may not be combined with performance targets based on overall Company performance. In addition, separate performance targets may be established with respect to the Company as a whole and/or a unit, division, or department of the Company. Mr. Kelly has requested that return on invested capital be established as a performance measure under the Incentive Plan.

The formula below is one example of how bonuses might be calculated under the Incentive Plan:

Annual Bonus = [Performance Target Achievement x Target Bonus Opportunity x Base Salary]

Under the Incentive Plan, (i) “Performance Target Achievement” is defined as the level of achievement with respect to a performance measure expressed as a percentage, which percentage will typically range from 0% to 150% depending on the level of performance achieved; and (ii) a “Target Bonus Opportunity” is a percentage of a participant’s base salary that will be established by the Committee in its discretion and may vary (typically from 10% to 150%) depending on the roles and responsibilities of the participant. The Performance Target Achievements will be pro-rated between levels of performance measures.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company has included free cash flow as a measure considered by the Committee as part of its short-term incentive compensation decisions. Although free cash flow is a non-GAAP financial measure, the Company believes it is a meaningful measure because it demonstrates the Company’s ability to service its debt, pay dividends, and make investments to enhance shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the year ended December 31, 2012, the Company generated $716 million in free cash flow, calculated as operating cash flows of $2.064 billion less capital expenditures of $1.348 billion.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the Company’s management. Based on such review and discussion and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis contained in this proxy statement be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in this proxy statement.

COMPENSATION COMMITTEE

David W. Biegler, Chair

J. Veronica Biggins

Nancy B. Loeffler

John T. Montford

Daniel D. Villanueva

Summary Compensation Table

The following table provides information with respect to compensation earned by the named executive officers for the years ended December 31, 2012, 2011, and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gary C. Kelly	2012	675,000	961,000	2,250,008	15,549(3)	129,802(4)	4,031,359
Chairman of the Board, President, & Chief Executive Officer	2011	648,750	925,000	1,840,500	9,014	92,937	3,516,201
	2010	465,000	930,000	1,842,000	7,902	112,668	3,357,570

Tammy Romo	2012	326,650	330,000	320,001	—	31,173(6)	1,007,824
Senior Vice President Finance & Chief Financial Officer(5)

Laura H. Wright	2012	378,200	309,000	1,197,002	—	31,173(6)	1,915,375
Senior Vice President Finance & Chief Financial Officer(7)	2011	369,550	309,000	368,100	—	29,998	1,076,648
	2010	309,000	359,000	368,400	—	34,624	1,071,024

Ron Ricks	2012	438,525	528,000	1,197,002	—	31,173(6)	2,194,700
Executive Vice President & Chief Legal & Regulatory Officer	2011	420,925	465,000	957,060	—	29,998	1,872,983
	2010	370,000	475,000	921,000	—	48,896	1,814,896

Michael G. Van de Ven	2012	465,000	530,000	1,197,002	—	31,173(6)	2,223,175
Executive Vice President & Chief Operating Officer	2011	452,500	495,000	1,141,110	—	29,998	2,118,608
	2010	365,000	500,000	1,105,200	—	30,815	2,001,015

Robert E. Jordan	2012	458,525	500,000	1,197,002	—	31,173(6)	2,186,700
Executive Vice President & Chief Commercial Officer	2011	404,050	450,000	957,060	—	29,998	1,841,108
	2010	340,000	470,000	921,000	—	49,180	1,780,180

(1)	In accordance with the SEC’s rules, for each particular year the noted amount reflects bonuses paid with respect to performance in that year, whether or not actually paid in such year.

(2)	Awards consist of restricted stock units that are settleable in shares of common stock. The values included in this column represent the grant date fair value of these awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value is equal to the number of shares of common stock with respect to which the restricted stock units may be settled multiplied by the closing price of the Company’s common stock on the date of the grant. The closing prices of the Company’s common stock on the 2012, 2011, and 2010 grant dates were $8.21, $12.27, and $12.28, respectively.

(3)	Consists of above-market earnings on deferred compensation provided pursuant to a deferred compensation agreement between the Company and Mr. Kelly. Mr. Kelly’s deferred compensation agreement is discussed in more detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2012.”

(4)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $22,500; (ii) a Company contribution of $8,673 to be made to the Company’s profit sharing plan in 2013, but that was earned with respect to 2012; (iii) a Company contribution of $46,836 to be made to Mr. Kelly’s individual deferred compensation arrangement in 2013, but that was earned with respect to fiscal 2012, in accordance with the terms of his February 2011 letter agreement with the Company; (iv) free travel on Southwest Airlines; (v) home security for Mr. Kelly at the Company’s request in the amount of $47,284; and (vi) a Company-paid physical for Mr. Kelly.

(5)	Ms. Romo was appointed Senior Vice President Finance & Chief Financial Officer effective September 20, 2012.

(6)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $22,500; and (ii) a Company contribution of $8,673 to be made to the Company’s profit sharing plan in 2013, but that was earned with respect to 2012.

(7)	Ms. Wright’s employment as Senior Vice President Finance & Chief Financial Officer ended effective September 20, 2012. Ms. Wright remained employed by the Company in a non-executive capacity through January 31, 2013.

Mr. Kelly has an individual deferred compensation arrangement pursuant to which the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the qualified 401(k) and profit sharing plans due to contribution limits and compensation limits established by the Internal Revenue Code. Mr. Kelly’s deferred compensation arrangement is discussed in more detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2012.” The Compensation Committee’s determinations regarding the amount of executive salary and bonus in proportion to total compensation are discussed in detail above under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in Fiscal 2012

The following table provides information with respect to grants of plan-based awards to the named executive officers in 2012.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock Awards ($)(2)
Gary C. Kelly	5/16/2012	274,057	2,250,008
Tammy Romo	5/16/2012	38,977	320,001
Laura H. Wright	5/16/2012	145,798	1,197,002
Ron Ricks	5/16/2012	145,798	1,197,002
Michael G. Van de Ven	5/16/2012	145,798	1,197,002
Robert E. Jordan	5/16/2012	145,798	1,197,002

(1)	The awards consist of restricted stock units that are settleable in shares of common stock. The restricted stock units will vest with respect to one-third of the shares covered thereby annually, beginning on May 16, 2013, the first anniversary of the date of grant. The Company does not pay dividends on unvested restricted stock units.

(2)	The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Each amount is equal to the number of shares of common stock with respect to which the restricted stock units may be settled multiplied by $8.21, the closing price of the Company’s common stock on the date of grant.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table provides information with respect to stock options and restricted stock units held by the named executive officers as of December 31, 2012. Stock options and restricted stock units are the only types of equity awards that have been granted to the named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Gary C. Kelly	4,151	—	14.03	01/02/2013	424,057(3)	4,342,344
	21,000	—	13.19	01/23/2013
	4,352	—	15.91	01/05/2014
	30,000	—	15.51	01/23/2014
	180,000	—	14.95	07/15/2014
	4,322	—	14.25	01/20/2015
	6,295	—	16.43	12/31/2015
	150,000	—	16.40	09/18/2017
	150,000	—	12.18	01/31/2018
	100,000	—	6.75	02/01/2019

Tammy Romo	543	—	14.03	01/02/2013	50,310(4)	515,174
	1,913	—	13.19	01/23/2013
	574	—	15.91	01/05/2014
	1,913	—	15.51	01/23/2014
	21,600	4,400(5)	14.75	09/01/2014
	3,574	—	14.25	01/20/2015
	11,037	—	16.43	12/31/2015
	10,000	—	17.53	03/17/2016
	25,000	—	12.18	01/31/2018
	33,000	—	6.75	02/01/2019

Laura H. Wright	553	—	14.03	01/02/2013	175,798(6)	1,800,172
	7,500	—	13.19	01/23/2013
	1,114	—	15.91	01/05/2014
	12,000	—	15.51	01/23/2014
	2,592	528(7)	14.75	09/01/2014
	14,780	—	14.25	01/20/2015
	41,416	—	16.43	12/31/2015
	40,000	—	17.53	03/17/2016
	65,000	—	12.18	01/31/2018
	55,000	—	6.75	02/01/2019

Ron Ricks	3,916	—	14.33	01/07/2013	222,798(8)	2,281,452
	17,545	—	13.19	01/23/2013
	3,084	—	15.91	01/05/2014
	20,000	—	15.51	01/23/2014
	2,492	508(5)	14.75	09/01/2014
	25,065	—	14.25	01/20/2015
	42,719	—	16.43	12/31/2015
	40,000	—	17.53	03/17/2016
	80,000	—	12.18	01/31/2018
	90,000	—	6.75	02/01/2019

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Michael G. Van de Ven	75	—	14.03	01/02/2013	237,798(9)	2,435,052
	5,200	—	13.19	01/23/2013
	750	—	15.91	01/05/2014
	6,600	—	15.51	01/23/2014
	2,525	515(5)	14.75	09/01/2014
	8,340	—	14.25	01/20/2015
	2,369	1,131(10)	16.18	11/17/2015
	50,750	—	16.43	12/31/2015
	50,000	—	17.53	03/17/2016
	75,000	—	12.18	01/31/2018
	90,000	—	6.75	02/01/2019

Robert E. Jordan	7,260	—	13.19	01/23/2013	222,798(8)	2,281,452
	8,800	—	15.51	01/23/2014
	9,420	—	14.25	01/20/2015
	20,000	—	16.43	12/31/2015
	20,000	—	17.53	03/17/2016
	65,000	—	12.18	01/31/2018
	80,000	—	6.75	02/01/2019

(1)	Awards consist of restricted stock units that are settleable in shares of common stock.

(2)	Market value is computed by multiplying the number of restricted stock units by $10.24, which was the closing price per share of the Company’s common stock on December 31, 2012, on the NYSE.

(3)	Of these restricted stock units (i) 91,353 will vest on May 16, 2013; (ii) 50,000 will vest on May 18, 2013; (iii) 50,000 will vest on May 19, 2013; (iv) 91,352 will vest on May 16, 2014; (v) 50,000 will vest on May 18, 2014; and (vi) 91,352 will vest on May 16, 2015.

(4)	Of these restricted stock units (i) 12,993 will vest on May 16, 2013; (ii) 4,000 will vest on May 18, 2013; (iii) 3,333 will vest on May 19, 2013; (iv) 12,992 will vest on May 16, 2014; (v) 4,000 will vest on May 18, 2014; and (vi) 12,992 will vest on May 16, 2015.

(5)	All of these options become exercisable on September 1, 2013.

(6)	Of these restricted stock units (i) 48,600 will vest on May 16, 2013; (ii) 10,000 will vest on May 18, 2013; and (iii) 10,000 will vest on May 19, 2013. The remainder of the restricted stock units are expected to be forfeited on July 31, 2013, which is the last day of the term of Ms. Wright’s Non-Compete/Non-Solicitation Agreement with the Company. This agreement is discussed below under “Potential Payments Upon Termination or Change-in-Control.”

(7)	All of these unvested options were forfeited on January 31, 2013.

(8)	Of these restricted stock units (i) 48,600 will vest on May 16, 2013; (ii) 26,000 will vest on May 18, 2013; (iii) 25,000 will vest on May 19, 2013; (iv) 48,599 will vest on May 16, 2014; (v) 26,000 will vest on May 18, 2014; and (vi) 48,599 will vest on May 16, 2015.

(9)	Of these restricted stock units (i) 48,600 will vest on May 16, 2013; (ii) 31,000 will vest on May 18, 2013; (iii) 30,000 will vest on May 19, 2013; (iv) 48,599 will vest on May 16, 2014; (v) 31,000 will vest on May 18, 2014; and (vi) 48,599 will vest on May 16, 2015.

(10)	Of these options, (i) options to purchase 538 shares will become exercisable on November 17, 2013; and (ii) options to purchase 593 shares will become exercisable on November 17, 2014.

Option Exercises and Stock Vested During Fiscal 2012

The following table provides information with respect to stock options exercised by, and stock awards vested for, the named executive officers during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gary C. Kelly	—	—	100,000	815,000
Tammy Romo	—	—	7,333	59,764
Laura H. Wright	—	—	20,000	163,000
Ron Ricks	—	—	51,000	415,650
Michael G. Van de Ven	—	—	61,000	497,150
Robert E. Jordan	—	—	51,000	415,650

(1)	Calculated by multiplying the number of shares acquired upon the May 18, 2012, and May 19, 2012, vesting of restricted stock units by $8.15, the closing price of the Company’s common stock on the date of vesting (or, where vesting did not occur on a trading day, the last trading day prior to vesting).

Nonqualified Deferred Compensation in Fiscal 2012

As discussed above under “Compensation Discussion and Analysis,” the Company maintains tax-qualified 401(k) and profit sharing plans for its eligible Employees. The 401(k) plans provide for a Company match on Employee contributions, and the profit sharing plan provides for an annual Company contribution equal to a percentage of Company profits that is allocated among participant accounts as a uniform percentage of compensation. In conjunction with these tax-qualified plans, the Company offers a non-qualified excess benefit plan, which is designed to provide benefits with respect to Company contributions (“excess amounts”) that cannot be contributed to the 401(k) and profit sharing plans due to qualified plan contribution limits established by the Internal Revenue Code. Employee contributions to the excess benefit plan are not allowed. Pursuant to the excess benefit plan, Employees, including the named executive officers, with excess amounts of at least $1,000 who have previously properly elected to participate in the plan, may defer payment of their excess amounts by making a timely deferral election under the excess benefit plan. Employees are immediately 100 percent vested in their benefits under the excess benefit plan; however, the benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Prior to the beginning of each plan year, participants are allowed to select a rate of return to apply to the contributions to be made with respect to the upcoming plan year. The excess benefit plan currently allows participants to select a rate of return equal to either or both of two investment options: (i) the Citibank 90 Day Treasury Bill Index plus two percentage points and (ii) the Vanguard Institutional Standard & Poor’s 500 Index Fund. During fiscal 2012, the Citibank 90 Day Treasury Bill option earned a rate of return equal to 2.07 percent, and the Vanguard Index Fund option earned a rate of return equal to 16.03 percent. Once an excess amount is credited to a participant’s account, the participant may not change that investment election for that amount or transfer amounts between funds. Participants are entitled to a distribution of their accounts upon separation from service with the Company and must elect the time and form of distribution of their accounts prior to their first year of participation in the excess benefit plan. Distribution may be in a lump sum payout or in equal annual installments over a period of up to five years and may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

Mr. Kelly has an individual deferred compensation arrangement pursuant to which the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the qualified 401(k) and profit sharing plans due to contribution limits and compensation limits established by the Internal Revenue Code. The individual deferred compensation arrangement with Mr. Kelly provides for accrual and crediting to Mr. Kelly’s account, each January, of simple interest at a rate of ten percent, compounded annually, on the accrued and unpaid balance of the deferred compensation credited to his account as of the preceding December 31. Subject to any applicable requirements of Section 409A of the Internal Revenue Code, the

deferred compensation credited to Mr. Kelly’s account will be paid to him at the rate of $200,000 per calendar year, commencing with the calendar year following the year in which (i) he attains age 65 or (ii) his employment terminates, whichever occurs later. The following table provides information with respect to nonqualified deferred compensation earned by the named executive officers for 2012.

Nonqualified Deferred Compensation for Fiscal 2012
Name	Plan	Executive Contributions in Last Fiscal Year ($)	Southwest Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2012 ($)
Gary C. Kelly	Letter Agreement	—	46,836(1)	31,036(2)	—	431,779(3)(4)
	Excess Benefit Plan	—	—	1,186(5)	—	57,970(6)
Tammy Romo	—	—	—	—	—	—
Laura H. Wright	—	—	—	—	—	—
Ron Ricks	Excess Benefit Plan	—	—	7,145(5)	—	51,867(7)
Michael G. Van de Ven	—	—	—	—	—	—
Robert E. Jordan	Excess Benefit Plan	—	—	6,107(5)	—	44,336(8)

(1)	All of this amount is also reported for the named executive officer in the “All Other Compensation” column of the Summary Compensation Table for 2012. This amount was earned with respect to fiscal 2012, but will not be contributed to the named executive officer’s account until September 2013.

(2)	Includes the $15,549 disclosed in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2012.

(3)	This includes the $46,836 reported as nonqualified deferred compensation contributions earned for 2012, but that will not be contributed to Mr. Kelly’s account until September 2013. Mr. Kelly’s actual cash balance at December 31, 2012, was $384,943.

(4)	Of this amount, $246,671 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

(5)	None of these earnings were above-market or preferential. Therefore, no portion of this amount has been reported as compensation to the named executive officer for the last completed fiscal year in the Summary Compensation Table.

(6)	None of this amount has been required to be reported as compensation to the named executive officer in the Summary Compensation Table for previous years.

(7)	Of this amount, $5,374 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

(8)	Of this amount, $1,987 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

Potential Payments Upon Termination or Change-in-Control

Executive Service Recognition Plan Executive Employment Agreements

In 1987, the Board of Directors of the Company established Executive Service Recognition Plan Executive Employment Agreements (the “executive change-in-control agreements”). Mr. Kelly, Ms. Romo, Mr. Ricks, Mr. Van de Ven, and Mr. Jordan are, and were during 2012, parties to executive change-in-control agreements with the Company. Ms. Wright, the Company’s former Senior Vice President Finance & Chief Financial Officer, was a party to an executive change-in-control agreement with the Company during 2012. Although these agreements are titled “Employment Agreements,” their terms can only be invoked in the event of a change-in-control of the Company, and they do not provide for any incremental compensation to be paid to the named executive officers unless, subsequent to a change-in-control, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason.

The executive change-in-control agreements provide that, in the event of a change-in-control of the Company, the Company agrees to continue to employ the executives, and the executives agree to remain in the employ of the Company, for one year after the occurrence of the change-in-control (the “Employment Year”). In such event, the executives would continue to be entitled to a base salary in an amount at least equal to the highest salary received by them during the preceding 12-month period. In addition, for any fiscal year that ends during the Employment Year, they would continue to be entitled to an annual bonus in an amount at least equal to the highest bonus (the “Change-in-Control Bonus Amount”) paid or payable to them in respect of either of the two fiscal years immediately prior to the fiscal year in which the change-in-control has occurred. If, during the Employment Year, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason, then the executive is entitled to a lump sum payment equal to:

(a)	a bonus, the maximum amount of which would be equal to the annual bonus paid to the executive for the last full fiscal year of the Company prior to the fiscal year of the date of termination, but which would be prorated to reflect the actual portion of the year during which the executive has been employed;

(b)	an amount equal to the executive’s annual base salary in effect at the time of notice of termination; and

(c)	the Change-in-Control Bonus Amount paid to the executive for the last full fiscal year of the Company (being the year in which the change-in-control has occurred, but not the date of termination of employment) or, if no such bonus has been paid, the Change-in-Control Bonus Amount that would have been payable to the executive for the then current fiscal year (being the year in which the date of termination of employment has occurred).

For purposes of the executive change-in-control agreements:

•

a “change-in-control” is generally deemed to occur in the event a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets, or contested election;

•

“cause” means (i) an act or acts of dishonesty taken by an executive and intended to result in substantial personal enrichment of the executive at the expense of the Company or (ii) violations by an executive of the executive’s duties under the agreement that are (a) grossly negligent or (b) willful and deliberate on the executive’s part and that, in any case, result in material injury to the Company; and

•

“good reason” is generally defined as the assignment to the executive of duties inconsistent with the executive’s duties prior to the change-in-control, relocation, or a failure of the Company to abide by the provisions of the executive’s agreement.

Incremental amounts receivable by the named executive officers pursuant to the arrangements discussed above are set forth in the table below.

Name	Termination by the Company at any time for cause ($)	Change- in- control ($)	Termination after a change-in-control (i) by the executive for good reason or (ii) by the Company for reasons other than for cause, death, or disability ($)
Gary C. Kelly	—	—	2,530,000
Tammy Romo	—	—	765,000
Laura H. Wright	—	—	1,046,200(1)
Ron Ricks	—	—	1,380,000
Michael G. Van de Ven	—	—	1,460,000
Robert E. Jordan	—	—	1,385,000

(1)	Pursuant to the rules of the SEC, the Company is required to assume a change-in-control and termination occurred on December 31, 2012. Ms. Wright voluntarily terminated her employment with the Company effective as of January 31, 2013, and she is currently subject to the Advisory and Non-Compete/Non-Solicitation Agreement discussed below.

Pursuant to the terms of the Company’s equity incentive plans under which stock options have been granted, if the Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or if the Company is to be dissolved or liquidated and if the surviving corporation refuses to assume or substitute new stock options for currently outstanding Company stock options, all unvested stock options then outstanding will fully vest and become exercisable in full on or before a date fixed by the Company, which date must be prior to the effective date of the merger, consolidation, dissolution, or liquidation. Therefore, to the extent these amounts are payable, they will be payable prior to the effective date of a change-in-control and therefore will not be payable at the same time as the amounts above. The following table sets forth the estimated benefits to the named executive officers in the event the surviving corporation refuses to assume or substitute new options for the named executive officer’s outstanding options.

Name	Estimated Benefits($)(1)
Gary C. Kelly	—
Tammy Romo	—
Laura H. Wright	—
Ron Ricks	—
Michael G. Van de Ven	—
Robert E. Jordan	—

(1)	Assumes the triggering event took place on December 31, 2012, and reflects the aggregate market value of unvested stock options that would become vested under the circumstances. Aggregate market value is computed by multiplying (i) the difference between $10.24 (the closing price of the Company’s common stock on December 31, 2012) and the exercise price of the stock options by (ii) the number of shares underlying unvested stock options at December 31, 2012. At December 31, 2012, the exercise prices of all unvested stock options were above $10.24.

In addition to the amounts discussed above, in the event of termination of their employment for any reason other than for cause, each of the named executive officers would be eligible to participate in any non-contract retiree medical benefit plan or program that the Company may then make available to its retirees generally on the same terms as other retirees. In addition, these individuals would be entitled to the amounts credited to their accounts pursuant to the Company’s qualified retirement plans, as well as nonqualified deferred compensation amounts credited to their accounts pursuant to the Company’s excess benefit plan and, with respect to Mr. Kelly, his individual deferred compensation arrangement, each as disclosed in more detail above under the heading “Nonqualified Deferred Compensation in Fiscal 2012.”

Former Chief Financial Officer Advisory and Non-Compete/Non-Solicitation Agreement

On February 5, 2013, the Company and Laura Wright, the Company’s former Senior Vice President Finance & Chief Financial Officer, entered into an Advisory and Non-Compete/Non-Solicitation Agreement (the “Agreement”) dated February 5, 2013, and effective as of January 31, 2013. Ms. Wright voluntarily terminated her employment with the Company effective as of January 31, 2013. Ms. Wright’s employment as Senior Vice President Finance & Chief Financial Officer ended effective September 20, 2012. Pursuant to the Agreement, through July 31, 2013, Ms. Wright will provide consulting services necessary for the transition of her duties while she was an Employee of the Company and on special projects, as requested by the Chief Executive Officer of the Company. In consideration for her services, Ms. Wright is being paid $40,000 per month. In addition, the Company will pay Ms. Wright a lump sum amount equal to $1,821,600 on the Company’s first regular pay date in August 2013. Ms. Wright is obligated under the Agreement to not solicit any of the Company’s Employees, customers, or customer leads and to not compete with the Company during the consulting period and for a three-year period thereafter. Further, during the consulting period and thereafter, Ms. Wright is obligated to not use or disclose any confidential information of the Company. Ms. Wright is also entitled to benefits available to retirees generally.

COMPENSATION OF DIRECTORS

Fiscal 2012 Director Compensation

The following table provides information with respect to compensation earned by the non-Employee members of the Board of Directors for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)
David W. Biegler	92,165	75,007	—	—	167,172
J. Veronica Biggins	58,385	75,007	—	—	133,392
Douglas H. Brooks	57,665	75,007	—	—	132,672
William H. Cunningham	98,365	75,007	—	—	173,372
John G. Denison	86,585	75,007	—	—	161,592
Nancy B. Loeffler	56,885	75,007	—	—	131,892
John T. Montford	96,665	75,007	—	—	171,672
Thomas M. Nealon	68,885	75,007	—	—	143,892
Daniel D. Villanueva	71,885	75,007	—	—	146,892

(1)	Awards consist of shares of common stock. Each of the Company’s non-Employee members of the Board received 9,136 shares of common stock on May 16, 2012. The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Each amount is equal to the number of shares of common stock multiplied by $8.21, the closing price of the Company’s common stock on the date of the grant.

(2)	Each of the Company’s non-Employee members of the Board who were serving as such subsequent to the Company’s Annual Meeting of Shareholders on May 19, 2010, received 3,665 restricted stock units. The restricted stock units vest with respect to one-third of the shares covered thereby annually, which vesting began on May 19, 2011, the first anniversary of the date of grant. The Company does not pay dividends on unvested restricted stock units. The aggregate number of restricted stock units outstanding at December 31, 2012, for each of the Directors listed in the table was as follows: Mr. Biegler — 1,221; Ms. Biggins – 0; Mr. Brooks — 1,221; Dr. Cunningham — 1,221; Mr. Denison — 1,221; Ms. Loeffler — 1,221; Mr. Montford — 1,221; Mr. Nealon — 0; Mr. Villanueva — 1,221.

(3)

Through May 2009, non-Employee members of the Board received annual grants of performance shares pursuant to the Company’s Outside Director Incentive Plan, which terminated effective March 18, 2010, with respect to future grants. The aggregate number of performance shares outstanding at December 31, 2012, for each of the Directors listed in the table was as follows: Mr. Biegler — 5,000; Ms. Biggins – 0; Mr. Brooks — 0; Dr. Cunningham — 6,750; Mr. Denison — 0; Ms. Loeffler — 5,250; Mr. Montford — 6,000; Mr. Nealon — 0; Mr. Villanueva — 0. Pursuant to the terms of the Outside Director Incentive Plan, on the 30th calendar day following the date on which a non-Employee Director ceases to serve as a Director of the Company for any reason, the non-Employee Director is entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding the Director’s last date of service multiplied by the number of performance shares then held by such Director.

(4)	Prior to May 19, 2010, pursuant to the terms of the Company’s 2007 Equity Incentive Plan, non-Employee members of the Board received automatic grants of stock options upon their appointment or election to the Board. None of the Directors received option awards during 2012. The aggregate number of shares underlying stock options outstanding at fiscal year-end for each of the Directors listed in the table was as follows: Mr. Biegler — 8,000; Ms. Biggins – 0; Mr. Brooks — 10,000; Dr. Cunningham — 0; Mr. Denison — 10,000; Ms. Loeffler — 10,000; Mr. Montford — 0; Mr. Nealon — 0; Mr. Villanueva — 10,000.

Directors’ cash retainer fees for Board membership and standing committees are paid on an annual basis in May of each year. Board of Director and Committee fees paid and to be paid to non-Employee Directors for each of the 12-month periods ending May 2012 and May 2013 are set forth in the table below:

	May 2011 – May 2012	May 2012 – May 2013

Board of Directors:
Retainer Fee	$25,000	$40,000
Presiding Director Retainer Fee	$15,000	$15,000
In-person Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Meeting Attendance Fee Per Meeting	$1,500	$1,500

Audit Committee:
Chair Retainer Fee	$15,000	$15,000
In-person Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500

Compensation Committee:
Chair Retainer Fee	$7,500	$7,500
In-person Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500

Nominating and Corporate Governance Committee:
Chair Retainer Fee	$5,000	$5,000
In-person Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500

Safety and Compliance Oversight Committee:
Chair Retainer Fee	$7,500	$7,500
In-person Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500

Executive Committee:
Chair Retainer Fee	$5,000	$5,000
Retainer Fee for all Non-Employee Members of the Executive Committee	$7,200	$7,200

Special Committee:
Chair Retainer Fee*	$4,140	N/A
Retainer Fee*	$14,760	N/A
In-person Committee Meeting Attendance Fee Per Meeting, or Deposition or Trial Preparation	$3,780	$3,780
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,970	$1,970

*	Retainer fees for members of the Special Committee and for the Chair of the Special Committee were paid on a one-time basis in September 2011.

During 2012, the Company provided free travel on Southwest Airlines and AirTran Airways on a reserved basis for Board members and their spouses (and, for a portion of the year, Board members’ children and spouses of their children). In addition, for 2012, Board members were provided up to 25 free roundtrip flight passes, which they could give to anyone on an unrestricted basis (e.g., for charitable purposes).

Southwest Airlines Co. Severance Plan for Directors. The Board of Directors adopted the Southwest Airlines Co. Severance Plan for Directors in 2000. Pursuant to this plan, upon retirement from the Board of Directors, a non-Employee Director who has served at least five years as of the date of retirement is entitled to a cash payment of $35,000, and a non-Employee Director who has served at least ten years is entitled to a cash payment of $75,000.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2012. In addition, we have discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

AUDIT COMMITTEE

John T. Montford, Chair

David W. Biegler

William H. Cunningham

John G. Denison

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as Section 14A of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, the Company is providing its Shareholders with the opportunity to cast a non-binding advisory vote on a resolution to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement (the “Say-on-Pay Resolution”). This vote is not intended to address any specific element of compensation, but instead is intended to address the overall compensation of the named executive officers as disclosed in this proxy statement.

As discussed in greater detail above under “Compensation of Executive Officers — Compensation Discussion and Analysis,” the Board and its Compensation Committee believe the compensation of the Company’s named executive officers for 2012 was reasonable and appropriate for the following reasons, among many others:

•

Despite numerous challenges facing the Company and the U.S. airline industry, 2012 marked the Company’s 40th consecutive year of profitability, an accomplishment unmatched in the U.S. airline industry. The named executive officers deserve to be rewarded for this accomplishment, as well as the Company’s other 2012 financial accomplishments (including the record revenue results) discussed above under “Compensation of Executive Officers — Compensation Discussion and Analysis — Executive Summary.”

•

The named executive officer compensation structure for 2012 reflects the Compensation Committee’s ongoing work to provide a balance between (i) compensation that is adequate for retention purposes and (ii) compensation that is appropriately linked to performance. Short-term incentive pay for 2012 was based in large part on the Compensation Committee’s view that the Company’s financial, operational, and Customer Service accomplishments, as well as its accomplishments as an employer, were strongly tied to the Company’s core objectives for creating long-term Shareholder value. The named executive officers’ equity awards reflect the Compensation Committee’s efforts to (i) increase equity compensation as a percentage of total compensation, (ii) vary pay for performance levels, (iii) further align executive pay with Shareholder value, and (iv) provide appropriate total compensation opportunities for each of the named executive officers, particularly in light of what the Committee considers to be below-median salary levels. Taking these objectives into account, in its judgment, the Compensation Committee believes the sizes of the equity awards granted to the named executive officers in 2012 were appropriate based on the named executive officers’ contributions to the Company’s success with its strategic initiatives (in particular its acquisition and integration of AirTran), but taking into account the lack of improvement in the Company’s Return on Invested Capital. Additional detail regarding the Compensation Committee’s rationale for its bonus and equity award determinations is provided above under “Compensation of Executive Officers — Compensation Discussion and Analysis — Determination of 2012 Executive Compensation; Analysis of Individual Compensation Elements.”

•	During 2012, the Company provided minimal perquisites to the named executive officers and did not provide for tax gross-ups of executive compensation.

•	During 2012, none of the named executive officers was party to an employment contract with the Company.

•

The Compensation Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly-reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

•

None of the named executive officers has a severance arrangement related to termination of employment other than in connection with a change-in-control, and the change-in-control arrangements are “double trigger” in that they require both a change-in-control and termination of employment prior to any payout. While Ms. Wright was provided with certain termination benefits upon her resignation from employment, she had no contractual entitlement to such benefits prior to February 2013, when she and the Company entered into an Advisory and Non-Compete/Non-Solicitation Agreement in connection with her resignation.

Effect of the Proposal

Pursuant to the provisions of the Dodd-Frank Act and the rules of the SEC, the vote on the Say-on-Pay Resolution set forth below (i) is advisory and is therefore not binding on the Company, the Board, or the Compensation Committee; (ii) is not to be construed as overruling any decisions of the Company, the Board, or the Compensation Committee; and (iii) does not create or imply any additional fiduciary duties or changes to fiduciary duties of the Company, the Board, or the Compensation Committee. The Board believes that the Board and its Compensation Committee are in the best position to consider the extensive information that from time to time should be taken into consideration in determining named executive officer compensation. Nonetheless, the Company, the Board, and the Compensation Committee value the opinions of the Company’s Shareholders and will take into consideration the outcome of this vote as part of their future deliberations regarding named executive officer compensation.

Current Frequency of Shareholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

Based on the voting results at the Company’s 2011 Annual Meeting of Shareholders with respect to the frequency (the “Frequency Vote”) of Shareholder advisory votes to approve the compensation of the Company’s named executive officers, the Company has decided to include an advisory vote to approve the compensation of its named executive officers in its proxy materials on an annual basis. Therefore, the next Shareholder advisory vote to approve the compensation of the Company’s named executive officers is scheduled to occur at the Company’s 2014 Annual Meeting of Shareholders. The next required Frequency Vote is currently scheduled for the Company’s 2017 Annual Meeting of Shareholders.

Text of the Resolution to be Adopted

“RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures.”

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

PROPOSAL 3

APPROVAL OF THE SOUTHWEST AIRLINES CO. AMENDED AND RESTATED

1991 EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, Shareholders will be asked to approve the Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan (the “Plan”). As proposed to be amended and restated, the Plan would provide the same benefits to Employees as are provided under the Company’s current employee stock purchase plan (the “Current Plan”), except that the maximum aggregate number of shares of the Company’s common stock that may be issued under the Plan would increase from 18,750,000 to 28,750,000. The Board of Directors approved the Plan, as proposed to be amended and restated, on March 21, 2013, subject to approval by the Company’s Shareholders. If approved by the Shareholders at the Annual Meeting, the Plan, as amended and restated, will become effective as of the date of Shareholder approval. If not approved by the Shareholders, the Current Plan will remain in effect.

The Board of Directors believes an employee stock purchase plan provides an incentive for Employees to acquire or increase their proprietary interests in the Company and thereby provides an additional mechanism for aligning Employee interests with those of other Shareholders. The Company’s Shareholders have previously authorized an aggregate of 18,750,000 shares of the Company’s common stock for issuance under the Current Plan. As of March 7, 2013, 16,349,301 shares had been purchased under the Plan. Therefore, only 2,400,699 shares remained available for purchase under the Current Plan. Additionally, as a result of the Company’s acquisition of AirTran in 2011, a substantially greater number of Employees have become eligible for participation under the Plan. The Board therefore believes additional shares will be needed under the Plan to provide appropriate incentives to Employees and that the proposed Plan is in the best interests of the Company, its Employees, and its Shareholders.

Description of the Plan

The following summary of the Plan should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the Plan, which is attached to this proxy statement as Appendix A.

General. The Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code. Each participant in the Plan is granted the right (an “Option”) to purchase shares of the Company’s common stock on the last trading day of each month at a price equal to 90 percent of the mean between the highest and lowest quoted selling prices of the common stock on the NYSE on such date (the “Option Price”). On March 25, 2013, the closing price of the Company’s common stock on the NYSE was $12.86.

Eligibility. Any common law Employee of the Company (or any of its designated subsidiaries) who has completed six months of continuous service with the Company (or a designated subsidiary) may participate in the Plan, except for (i) any Employee who would, immediately upon receipt of the right to purchase common stock under the Plan, own, directly or indirectly, or hold options or rights to acquire, an aggregate of five percent or more of the total combined voting power or value of all outstanding shares of all classes of stock of the Company or any corporation related to the Company; (ii) any Employee whose customary employment is for not more than five months in any calendar year; and (iii) any Employee who is a citizen or resident of a foreign jurisdiction if the grant of an option under the Plan to such person would be prohibited under the laws of such jurisdiction or compliance with the laws of the foreign jurisdiction would cause the Plan to fail the requirements of Internal Revenue Code section 423. As of March 7, 2013, 48,222 Employees were eligible to participate in the Current Plan, of which 12,481 were participating.

Administration. The Plan is administered by the Board of Directors or a duly appointed committee of the Board (the “Administrator”). The Administrator has the power to administer and interpret the Plan, and all decisions of the Administrator will be final and binding on all participants.

Participation. To participate in the Plan, eligible Employees must authorize payroll deductions from salary or wages. The Administrator may adopt rules and procedures for the implementation and administration of payroll deduction elections, including any minimum or maximum dollar or percentage limitations that apply to a participant’s payroll deduction election; provided that no Employee will be permitted to purchase stock under all employee stock purchase plans of the Company and any related corporations at a rate that exceeds $25,000 in fair market value of the stock for each calendar year in which any Option granted to the Employee is outstanding at any time. Once an Employee becomes a participant in the Plan, that Employee will automatically continue to participate until such time as the Employee suspends his or her payroll deduction election, becomes ineligible to participate, or terminates employment. An Employee’s suspension of his or her payroll deduction election will not affect his or her eligibility to participate in the Plan in the future.

Purchases of Shares. On the last trading day of each month in which a participant has made a payroll deduction, the Company will apply the participant’s payroll deductions to the purchase of shares, including fractional shares, of common stock. The number of shares purchased will be determined by dividing a participant’s total payroll deductions for a given month by the Option Price.

Capital Changes. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Administrator will make such adjustment as it deems appropriate in the number of shares available for purchase under the Plan.

Nonassignability. Each Option is assignable or transferable only by will or by the laws of descent and distribution and is exercisable during the participant’s lifetime only by the participant.

Termination or Amendment. The Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the Plan have been issued. The Board may amend, alter, or terminate the Plan at any time, except that Shareholder approval of any amendment is required if the amendment would (i) increase the aggregate number of shares of common stock that may be issued under the Plan (other than an increase merely reflecting a change in the number of outstanding shares, such as a stock dividend or stock split); or (ii) otherwise require approval by the rules of the NYSE, the Internal Revenue Code or Treasury regulations, or other laws.

Summary of U.S. Federal Income Tax Consequences

The following discussion is intended as a general summary of the U.S. federal income tax consequences arising from participation in the Plan. This summary does not purport to be complete and does not address any applicable state or local tax laws.

The Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code. Participants will not recognize income for federal income tax purposes either upon enrollment in the Plan or upon purchase of common stock under the Plan.

If common stock purchased under the Plan is held for more than two years after the date of purchase, gain realized on the sale is ordinary income, taxable as compensation, to the participant to the extent of the lesser of:

•	ten percent of the fair market value of the common stock as of the purchase date; or

•	the actual gain (the amount by which the sale price exceeds the purchase price).

All additional gain upon the sale of the common stock is treated as long-term capital gain.

If the common stock is sold within the two-year holding period described above, the sale will constitute a “disqualifying disposition.” In the event of a disqualifying disposition, the participant will recognize ordinary income, taxable as compensation, to the extent of the difference between the purchase price and the fair market value of the common stock at the date of purchase of the common stock. All additional gain upon the sale of the common stock is treated as capital gain.

The Company receives a deduction from its income for federal income tax purposes to the extent that the participant realizes ordinary income on a disqualifying disposition. The Company does not receive a deduction if a participant meets the two-year holding period requirement.

Benefits Under the Plan

The following table sets forth the number of shares of common stock purchased under the Plan since its inception through March 7, 2013, by the individuals and groups listed.

Name	Number of Shares
Gary C. Kelly	—
Chairman of the Board, President, & Chief Executive Officer
Tammy Romo	—
Senior Vice President Finance & Chief Financial Officer (1)
Laura H. Wright	597
Senior Vice President Finance & Chief Financial Officer (2)
Ron Ricks	—
Executive Vice President & Chief Legal & Regulatory Officer
Michael G. Van de Ven	—
Executive Vice President & Chief Operating Officer
Robert E. Jordan	920
Executive Vice President & Chief Commercial Officer
All Current Executive Officers as a Group	4,608
All Current Directors Who are Not Executive Officers as a Group	—
Each Nominee for Election as a Director	—
Each Associate of the Above Directors, Executive Officers, or Nominees	—
Each Other Person Who Has Received Five Percent or More of the Options, Warrants, or Rights Under the Plan	—
All Employees, Including All Current Officers Who are Not Executive Officers or Directors, as a Group	16,344,693

(1)	Ms. Romo was appointed Senior Vice President Finance & Chief Financial Officer effective September 20, 2012.

(2)	Ms. Wright’s employment as Senior Vice President Finance & Chief Financial Officer ended effective September 20, 2012. Ms. Wright remained employed by the Company in a non-executive capacity through January 31, 2013.

The benefits or amounts that will be received by or allocated to individuals in the future under the Plan are not determinable at this time.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR this proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

Equity Compensation Plan Information (1)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights* (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	15,848,620(2)	$13.73(3)	13,562,599(4)
Equity Compensation Plans not Approved by Security Holders	6,086,748	$13.41	12,207,709
Total	21,935,368	$13.64(3)	25,770,308

*	As adjusted for stock splits.

(1)	As of December 31, 2012.

(2)	Includes 12,972,980 shares of common stock issuable upon exercise of outstanding stock options and 2,875,640 restricted share units settleable in shares of the Company’s common stock.

(3)	The weighted-average exercise price does not take into account the restricted share units discussed in footnote (2) above because the restricted share units do not have an exercise price upon vesting.

(4)	Of these shares, (i) 2,835,898 shares remained available for issuance under the Company’s tax-qualified employee stock purchase plan; and (ii) 10,726,701 shares remained available for issuance under the Company’s 2007 Equity Incentive Plan in connection with the exercise of stock options and stock appreciation rights, the settlement of awards of restricted stock, restricted stock units, and phantom shares, and the grant of unrestricted shares of common stock; however, no more than 784,749 shares remain available for grant in connection with awards of unrestricted shares of common stock, stock-settled phantom shares, and awards to non-Employee members of the Board. These shares are in addition to the shares reserved for issuance pursuant to outstanding awards included in column (a).

The Company has previously awarded stock options under plans covering Employees subject to collective bargaining agreements (collective bargaining plans) and plans covering other Employees and members of the Board of Directors. None of the collective bargaining plans were required to be approved by Shareholders. Options granted to Employees under collective bargaining plans are non-qualified, granted at or above the fair value of the Company’s common stock on the date of grant. Neither executive officers nor members of the Company’s Board of Directors are eligible to participate in any of the collective bargaining plans. Each of the above plans provides that the number of shares with respect to which options may be granted, the number of shares of common stock subject to an outstanding option, and the number of restricted share units granted shall be proportionately adjusted in the event of a subdivision or consolidation of shares or the payment of a stock dividend on common stock, and the purchase price per share of outstanding options shall be proportionately revised.

PROPOSAL 4

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company’s independent auditors for the fiscal year ending December 31, 2013. Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee and Board of Directors will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Board of Directors and its Audit Committee, in their discretion, may direct the selection of a different independent accounting firm at any time during the year if the Board of Directors believes this change would be in the best interests of the Company and its Shareholders.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2013. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young LLP has served as the Company’s independent auditors since the inception of the Company. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he so desires and to respond to appropriate questions.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in 2012 and 2011:

Year	Audit Fees(1)	Audit-Related Fees	Tax Fees(2)	All Other Fees	Total Fees
2012	$2,231,400	$—	$$99,293	$7,854(3)	$2,338,547
2011	$2,017,500	$—	$$35,000	$129,260(4)	$2,181,760

(1)	Includes fees for the annual audit and quarterly reviews, SEC registration statements, accounting and financial reporting consultations, and research work regarding Generally Accepted Accounting Principles, passenger facility charge audits, the attestation of management’s Report on Internal Controls, and the audit of the Company’s wholly-owned captive insurance company.

(2)	Includes services for tax compliance, tax advice, and tax planning.

(3)	Consists of fees for other permitted advisory services and products, including Ernst & Young subscriptions.

(4)	Consists of fees for other permitted advisory services and products, including quality assessment of the Company’s Internal Audit function, assisting the Company’s management in the evaluation and assessment of the completeness, accuracy, and consistency of the XBRL data included in the Company’s SEC filings, and Ernst & Young subscriptions.

A copy of the Audit Committee’s Audit and Non-Audit Services Preapproval Policy is attached to this proxy statement as Appendix B. All of the services rendered by the independent auditors during 2012 were pre-approved by the Audit Committee or by its Chairman pursuant to his delegated authority.

OTHER MATTERS

Submission of Shareholder Proposals

To permit the Company and its Shareholders to deal with Shareholder proposals in an informed and orderly manner, the Company’s Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain other matters to be brought before an Annual Meeting of Shareholders. The Company’s Bylaws provide that, in order for a proposal that is not intended to be included in the Company’s proxy statement to be properly and timely submitted as business to come before the Company’s 2014 Annual Meeting of Shareholders, the proposal must be received by the Corporate Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting. If less than 30 days’ notice or prior public disclosure of the date of the meeting is given or made to Shareholders, written notice must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting is mailed or such public disclosure is made. Any Shareholder proposal or nomination must contain the information specified in the Company’s Bylaws concerning the matter to be brought before the meeting or the person to be nominated and the Shareholder submitting the proposal. Any notice relating to a Shareholder nomination of a person or persons for election to the Board must contain (i) as to each nominee, all information required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; (ii) the name and address of the Shareholder giving the notice; and (iii) the number of shares of the Company beneficially owned by the Shareholder giving the notice. Based on a 2014 Annual Meeting date corresponding to this year’s Annual Meeting date (and assuming a 30-day notice or public disclosure of such Annual Meeting date), if the Company does not receive notice of a proposal between February 14, 2014 and March 16, 2014, it will be considered “untimely” and the proxy committee may properly use its discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Corporate Secretary of the Company at the address set forth on page 1 of this proxy statement.

Notwithstanding the above provisions, any Shareholder who wishes to submit a proposal for inclusion in the Company’s proxy statement and proxy relating to the 2014 Annual Meeting of Shareholders must forward such proposal to the Corporate Secretary of the Company, at the address indicated on the first page of this proxy statement, so that the Corporate Secretary receives it no later than December  6, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, Directors, and persons who beneficially own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership of Company common stock with the SEC and the NYSE. These persons are also required by SEC regulation to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on its review of its copies of such reports, or written representations from such persons, the Company believes that all filing requirements applicable to its Directors, executive officers, and beneficial owners of more than ten percent of the Company’s common stock have been satisfied, except that Mr. Van de Ven inadvertently omitted his indirect ownership of 1,518 shares of the Company’s common stock held by a family trust from his timely filed Form 3 filing. Mr. Van de Ven has filed a Form 5 to report the trust’s holdings.

Conduct of Meeting and Discretionary Authority

The Chairman has broad responsibility and authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for Shareholders who wish to address the meeting. Only Shareholders as of the record date for the meeting or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman may exercise broad discretion in recognizing Shareholders who wish to speak and in determining the extent of discussion on each item of business. The Chairman may also exercise broad discretion regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all Shareholders. Further, in the event a quorum is not present at the meeting, the Chairman may adjourn the meeting in order to solicit the required quorum.

In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A Shareholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

The Board of Directors does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

Householding

In some cases, only one copy of the Company’s proxy statement and annual report to Shareholders is being delivered to multiple Shareholders sharing an address unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request at the address or phone number indicated on the first page of this proxy statement, the Company will promptly deliver a separate copy of these documents to a Shareholder at a shared address to which a single copy has been delivered. A Shareholder can notify the Company at the address or phone number indicated on the first page of this proxy statement if the Shareholder wishes to receive separate copies in the future. In addition, Shareholders sharing an address who are currently receiving multiple copies may also notify the Company at such address or phone number if they wish to receive only a single copy.

Costs of Solicitation

The Company will pay the costs of solicitation of proxies by the Board. In addition to solicitation through distribution of these proxy materials, solicitation of proxies may be made personally or by telephone by the Company’s regular Employees, and arrangements will be made with brokerage houses or other custodians’ nominees and fiduciaries to send proxies and proxy material to their principals.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be provided at no charge to each person to whom this proxy statement is delivered upon the written request of such person addressed to Southwest Airlines Co., Attn: Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

By Order of the Board of Directors,

Gary C. Kelly

Chairman of the Board

April 5, 2013

TO: Participants in the Southwest Airlines Co. ProfitSharing Plan

The Accompanying Notice of Annual Meeting of Shareholders and proxy statement are related to shares of common stock of Southwest Airlines Co. held by the Trustee for your ProfitSharing Plan account, as well as any shares you may own in your own name.

Under the ProfitSharing Plan, each participant has the right to direct the Trustee to vote stock credited to his or her account. If you do not direct the Trustee to vote stock credited to your account, the ProfitSharing Plan provides that the Trustee will vote your shares in the same proportion as the shares for which the Trustee receives voting instruction from other participants.

The Trustee is required to vote the shares held for your account in accordance with your instructions or, if you do not provide instructions, in accordance with the ProfitSharing Plan. If you wish to instruct the Trustee on the vote of shares held for your account, you should vote via telephone or the Internet or complete and sign the form enclosed and return it in the addressed, postage-free envelope. Your vote must be received by May 13, 2013.

APPENDIX A

SOUTHWEST AIRLINES CO.

Amended and Restated

1991 Employee Stock Purchase Plan

1.	Purpose.

The Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan (the “Plan”) is intended to provide an incentive for Employees of Southwest Airlines Co. (the “Company”), and any Designated Subsidiary, to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of shares of the Company’s Common Stock. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Code section 423. Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of Code section 423.

2.	Definitions.

(a) “Administrator” means the Board or any committee duly appointed by the Board to administer the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(d) “Common Stock” means the Company’s common stock, par value $1.00 per share.

(e) “Company” has the meaning set forth in Section 1.

(f) “Designated Subsidiary” means a “subsidiary corporation,” as defined in Code section 424(f), of the Company that has been designated by the Administrator as an entity to which this Plan applies.

(g) “Employee” means any person that is providing services to the Company or any Designated Subsidiary as a common law employee.

(h) “Fair Market Value” means the mean between the highest and lowest quoted selling prices on the New York Stock Exchange on the applicable valuation date.

(i) “Month End Date” has the meaning set forth in Section 3.

(j) “New York Stock Exchange” means the New York Stock Exchange, or any other stock exchange on which the Company’s Common Stock is traded at the applicable determination date.

(k) “Offering Period” has the meaning set forth in Section 3.

(l) “Option” has the meaning set forth in Section 3.

(m) “Option Price” means, with respect to the grant of a particular Option, 90% of the Fair Market Value of the Common Stock on the Month End Date.

(n) “Participant” means an Employee eligible to participate in the Plan pursuant to Section 6 who elects to participate in the Plan pursuant to Section 7.

(o) “Payroll Deduction” means a withholding of amounts by the Company or a Designated Subsidiary from a Participant’s salary or wages to be used to purchase Common Stock pursuant to the Plan.

(p) “Payroll Period” means, with respect to a particular Participant, the recurring period during which such Participant regularly receives payment of salary or wages.

(q) “Plan” has the meaning set forth in Section 1.

(r) “Purchase Date” has the meaning set forth in Section 3.

(s) “Trading Day” means a day on which trading in Common Stock takes place on the New York Stock Exchange.

3.	Grant of an Option.

For purposes of Code section 423, the Company shall be deemed to have granted a Participant an option to purchase shares of Common Stock (an “Option”) on the last Trading Day of each month in which such Participant has made a Payroll Deduction (the “Month End Date”). Each Option shall entitle the Participant to acquire a set number of shares of Common Stock, including fractional amounts, determined by dividing the total Payroll Deductions for such month (the “Offering Period”) by the Option Price, and shall be exercisable at such Option Price for each share. Each Option granted shall be exercised on the Month End Date (the “Purchase Date”), in accordance with, and subject to the limitations of, Section 7.

4.	Administration.

The Plan shall be administered by the Administrator. Subject to the express provisions of the Plan, to the overall supervision of the Board, and to the limitations of Code section 423, the Administrator may administer and interpret the Plan in any manner it believes to be desirable, and any such interpretation shall be conclusive and binding on the Company and all persons.

5.	Number of Shares of Common Stock.

(a) The maximum aggregate number of shares of Common Stock that may be issued under the Plan is 28,750,000 (which includes the 18,750,000 shares previously approved by the Company’s shareholders for issuance pursuant to the Plan). Common Stock acquired pursuant to the Plan may be either newly issued shares, treasury shares, or open market purchases, but, regardless of source, all such shares shall be counted against the maximum amount of shares that may be issued under the Plan.

(b) In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Administrator shall make such adjustment as it deems appropriate in the number of shares of Common Stock available for purchase under the Plan.

6.	Eligibility Requirements.

(a) Any Employee who has completed six (6) months of continuous service with the Company or a Designated Subsidiary may participate in the Plan; provided, however, that the following Employees are ineligible to participate in the Plan:

(1) Employees who would, immediately upon the receipt of the right to purchase any Common Stock under the Plan, own, directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of stock of either the Company or any corporation related to the Company;

(2) Employees whose customary employment is for not more than five months in any calendar year; and

(3) Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Code section 7701(b)(1)(A)) if:

(i) the grant of an option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction; or

(ii) compliance with the laws of the foreign jurisdiction would cause the Plan to fail to meet the requirements of Code section 423.

(b) No option shall be granted pursuant to the Plan to any person who is not an Employee. Specifically, options may not be granted to consultants and other non-Employees.

(c) In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by the Company or a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of Options granted under the Plan to Employees who are residents in the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

7.	Enrollment and Payroll Deductions.

(a) Any Employee who is eligible under Section 6 may enroll as a Participant in the Plan by completing and submitting an election, in writing or electronically, in the manner specified by the Administrator. Participation in the Plan is entirely voluntary by Employees.

(b) Contributions to the Plan by Participants shall be made only through Payroll Deductions. A Participant’s election shall specify the Participant’s Payroll Deduction for each Payroll Period and shall authorize the Company to withhold such Payroll Deduction from the Participant’s salary or wages with respect to each Payroll Period thereafter until such Participant’s participation in the Plan is terminated or until the amount of the Participant’s Payroll Deduction is changed or suspended as hereafter provided. The following shall apply with respect to any Participant who authorizes Payroll Deductions pursuant to the Plan:

(1) The Administrator may adopt rules and procedures for the implementation and administration of Payroll Deduction elections, including the following:

(i) the definition of “salary or wages” to which a Participant’s Payroll Deduction election applies; provided that, in the absence of any determination by the Administrator, “salary or wages” shall refer to the Participant’s base salary or wages for such period (exclusive of commissions, bonuses, overtime pay, shift differential, long-term disability or workers compensation payments and similar amounts);

(ii) whether a Participant’s Payroll Deduction election may be stated in terms of a dollar amount per payroll period, a percentage of salary or wages within a payroll period or in any other manner;

(iii) any methods or assumptions used by the Administrator in the calculation of the Participant’s Payroll Deduction election; and

(iv) any minimum or maximum dollar or percentage limitations that apply to a Participant’s Payroll Deduction election; provided that, in the absence of any determination by the Administrator, the minimum to be made by a Participant is $5.00 (if a specific amount is selected) or 1% (if a specific percentage is selected).

(2) No Employee may be permitted to purchase stock under all employee stock purchase plans (within the meaning of Code section 423) of the Company and its related corporations at a rate that exceeds $25,000 in fair market value of the stock (determined at the time the option is granted) for each calendar year in which any Option granted to the Employee is outstanding at any time. Payroll Deduction amounts in excess of the foregoing limit will be returned to the Participant as soon as administratively feasible.

(3) A Participant may elect to change the Participant’s Payroll Deduction election by completing and submitting a new Payroll Deduction election, in writing or electronically, in the manner specified by the Administrator. Any new election made by a Participant shall be effective as soon as is administratively practicable after the election is received by the Administrator but shall in no event be effective before the next subsequent Offering Period after the election is received by the Administrator.

(4) The Company shall maintain records of a Participant’s Payroll Deduction amounts for each Offering Period. The Company shall have no obligation to pay interest on Payroll Deduction amounts and shall have no obligation to hold such amounts in trust or in any segregated account.

(c) All amounts available with respect to Payroll Deductions on the Purchase Date will be used by the Administrator for the purchase of Common Stock as set forth in Section 8.

8.	Purchase of Common Stock.

(a) On the Purchase Date, the Company shall apply the Participant’s Payroll Deduction amounts to the purchase of shares, including fractional shares, of Common Stock at the applicable Option Price. Participants shall be treated as the record owners of their Common Stock effective as of the Purchase Date. Any cash remaining following a purchase of shares on behalf of a Participant shall, subject to the limitations of Section 7(b)(2) or any other limit established by the Administrator, be carried forward for purchase on behalf of such Participant on the next Purchase Date at the applicable Option Price. In no event shall a purchase of Common Stock take place with respect to an Option granted more than five years prior to the Purchase Date.

(b) If purchases of Common Stock for a Participant are restricted by the limit in Section 7(b)(2), the Participant’s Payroll Deduction election shall be suspended for the remainder of the calendar year. A Participant’s Payroll Deduction election and purchases of Common Stock for such Participant shall automatically resume for the Offering Period that begins as of January 1 of the following calendar year.

9.	Termination of Employment.

(a) Participation in the Plan will terminate immediately when a Participant dies or ceases to be employed by the Company or any of its Designated Subsidiaries due to:

(1) the determination of total disability under any long-term disability coverage funded by the Company or any of its Designated Subsidiaries; or

(2) other termination of the Employee’s employment.

(b) A termination of employment shall not include any period in which the Participant is on sick leave, military leave or a leave of absence in accordance with Company policies.

(c) Any of a Participant’s Payroll Deduction amount that remains upon the termination of the Participant’s participation in the Plan and that has not been used to purchase Common Stock under this Plan shall be returned to the Participant as soon as administratively feasible after termination of employment.

10.	Assignment.

The Options granted under the Plan are not transferable by the Participant other than by will or the laws of descent and distribution, and must be exercisable, during the Participant’s lifetime, only by the Participant. No Participant may create a lien on any funds, securities, rights or other property held by the Company on behalf of the Participant under the Plan.

11.	Administrative Assistance.

If the Administrator in its discretion so elects, it may retain a brokerage firm, bank or other financial institution to assist in the purchase or recordkeeping of Common Stock, delivery of reports or other administrative aspects of the Plan.

12.	Costs.

All costs and expenses incurred in administering the Plan shall be paid by the Company. Any brokerage fees for the purchase of Common Stock by a Participant shall be paid by the Company, but any brokerage fees for the sale of Common Stock by a Participant shall be borne by the Participant.

13.	Equal Rights and Privileges.

Notwithstanding any provision of the Plan to the contrary and to ensure compliance with the requirements of Code section 423, all Employees who are granted Options pursuant to the Plan shall have the same rights and privileges. Any provision of the Plan that is inconsistent with Code section 423 shall, without further act or amendment by the Company or the Board, be reformed to comply with the requirements of Code section 423. This Section 13 shall take precedence over all other provisions of the Plan.

14.	Applicable Law.

The Plan shall be governed by the laws of the State of Texas.

15.	Modification and Termination.

(a) The Board may amend, alter or terminate the Plan at any time. No amendment shall be effective unless within twelve months either before or after it is adopted by the Board it is approved by the shareholders of the Company, if such amendment would:

(1) increase the aggregate number of shares of Common Stock that may be issued under the Plan (other than an increase merely reflecting a change in the number of outstanding shares, such as a stock dividend or stock split); or

(2) otherwise require approval of the Company’s shareholders by the rules of the New York Stock Exchange, the Code or regulations of the Department of the Treasury, or other laws.

(b) In the event the Plan is terminated, the Board may elect to terminate all participation either immediately or upon completion of the purchase of Common Stock on the next Purchase Date. All Payroll Deduction amounts that have not been used to purchase Common Stock pursuant to the Plan shall be returned to the Participants as soon as administratively feasible.

(c) If at any time the shares of Common Stock available under the Plan are overenrolled, enrollments shall be reduced as determined by the Administrator to eliminate the overenrollment. Any of a Participant’s Payroll Deduction amounts that cannot be applied to the purchase of shares of Common Stock due to overenrollment shall be paid to the Participant as soon as administratively feasible.

16.	Securities Laws.

The Company shall not be obligated to issue any Common Stock pursuant to the Plan at any time when the requirements of any securities exchange upon which the Company’s securities shall then be listed have not been met or when the shares of Common Stock have not been registered under the Securities Act of 1933, as amended, or such other state, federal, or other laws, rules, and regulations as the Company or the Administrator deem applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares.

17.	Notices.

Except as otherwise provided by the Administrator, all notices that may be or are required to be given by Participants or Employees of the Company to the Company or the Administrator under the terms of this Plan shall be effective when received in writing addressed to Administrator, Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan, at the Company’s principal place of business.

18.	Effective Date.

The Plan, as amended to increase the maximum aggregate number of shares of Common Stock that may be issued under the Plan to 28,750,000, was amended by the Board on March 21, 2013, to be effective subject to, and as of the date of, shareholder approval.

APPENDIX B

Southwest Airlines Co.

Audit and Non-Audit Services Preapproval Policy

Adopted March 20, 2003

I. Purpose

Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation, and oversight of the work of the independent auditor. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) has ratified, this Audit and Non-Audit Services Preapproval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be preapproved.

The SEC’s rules provide that proposed services may be preapproved without consideration of specific case-by-case services by the Audit Committee (“general preapproval”) or may require the specific preapproval of the Audit Committee (“specific preapproval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. Accordingly, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding preapproved cost levels or budgeted amounts will also require specific preapproval by the Audit Committee.

For each preapproval, the Audit Committee will consider whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Delegation

The Act and the SEC’s rules permit the Audit Committee to delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any preapproval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual Audit Services Engagement Terms and Fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant preapproval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements or other documents issued in connection with securities offerings.

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general preapproval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of Employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence and the SEC has stated that the independent auditor may provide such services. The Audit Committee believes it may grant general preapproval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or Vice President — Finance to determine that the tax planning and reporting positions are consistent with this policy.

The Audit Committee must preapprove tax services to be provided by the independent auditor to any Executive Officer or Director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI. All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general preapproval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached in this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Preapproval Fee Levels or Budgeted Amounts

Preapproval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific preapproval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

SOUTHWEST AIRLINES CO. 2702 LOVE FIELD DRIVE DALLAS, TEXAS 75235

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Time on May 14, 2013 (May 13, 2013 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2013 (May 13, 2013 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M53629-P34654 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SOUTHWEST AIRLINES CO.
The Board of Directors recommends a vote “FOR” all of the nominees listed below:
1.	Election of Directors		For	Against	Abstain
	1a.	David W. Biegler	☐	☐	☐
	1b.	J. Veronica Biggins	☐	☐	☐	The Board of Directors recommends a vote “FOR” the following proposals:		For	Against	Abstain
	1c.	Douglas H. Brooks	☐	☐	☐	2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐
	1d.	William H. Cunningham	☐	☐	☐
	1e.	John G. Denison	☐	☐	☐	3.	Approval of the Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan.	☐	☐	☐
	1f.	Gary C. Kelly	☐	☐	☐
	1g.	Nancy B. Loeffler	☐	☐	☐	4.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2013.	☐	☐	☐
	1h.	John T. Montford	☐	☐	☐
	1i.	Thomas M. Nealon	☐	☐	☐
	1j.	Daniel D. Villanueva	☐	☐	☐
For address change and/or comments, please check this box and write them on the reverse side where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized individual.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SOUTHWEST AIRLINES CO.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 15, 2013

10:00 a.m. Central Daylight Time

Omni Dallas Hotel

555 S. Lamar Street

Dallas, Texas, USA 75202

DIRECTIONS TO THE ANNUAL MEETING

Omni Dallas Hotel is located at 555 S. Lamar Street, Dallas, Texas.

From Dallas Love Field Airport, take Cedar Springs Road south to the airport exit. Turn right onto West Mockingbird Lane. Turn left to merge onto I-35E south. Take exit 428E for Commerce Street. Merge onto Commerce Street going under the viaduct. Turn right on S. Houston Street. Turn left on Young Street. Go 0.1 mile and Omni Dallas Hotel will be on the right. Valet and self-parking are available onsite at the Omni Dallas Hotel’s rates.

Please note the admission requirements on the front of the Proxy Statement if you plan to attend this year’s meeting in person.

Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to http://southwest.investorroom.com/.

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M53630-P34654

PROXY	SOUTHWEST AIRLINES CO. 2702 LOVE FIELD DRIVE DALLAS, TEXAS 75235

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Gary C. Kelly, Ron Ricks, and Mark R. Shaw, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this form, all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Southwest Airlines Co. to be held at the Omni Dallas Hotel, 555 S. Lamar Street, Dallas, Texas, on May 15, 2013, at 10:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1; “FOR” PROPOSALS 2, 3, AND 4; AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENABLE THE SHARES TO BE REPRESENTED AT THE MEETING.

YOU MAY ALSO VOTE VIA THE TELEPHONE OR THE INTERNET.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark the corresponding box on the reverse side.)

Continued and to be signed on reverse side